UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Harley-Davidson, Inc.
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2024 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

MAY 16, 2024

Harley-Davidson, Inc. 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 877-HDSTOCK (437-8625) (toll-free)

April 5, 2024

Dear Shareholders,

In 2023, the third year of our five-year Hardwire strategic plan, we made progress in key elements of our strategy. Despite the macroeconomic uncertainty, with premium discretionary products being significantly impacted by the continued high interest rate environment, and demand softening in certain categories, throughout the year we continued to emphasize our core products and markets and invested in key priorities for the future.

We believe that focusing on our most profitable categories and geographies, emphasizing innovation and evolving the customer experience with our dealers will continue to yield benefits to the business, and have set us up for long-term value creation - as seen by our meaningful per unit profitability increase of $2,400 dollars per unit, or 185%, since 2019.

We continue to maintain our focus on profitability, having delivered an operating income margin of 13.6% for the year – a significant increase compared to 7.6% in 2019. Additionally, we continued to have a strong leadership position in our core profit focus segments.

Select highlights from The Hardwire strategic plan:

Profit Focus

We are committed to strengthening and growing our position in our strongest motorcycle segments: Grand American Touring, large Cruiser, and Trike. Not only are these segments the most profitable in the market globally, but we also believe these segments offer potential to inspire more customer engagement, while also compelling new customers and riders to choose Harley-Davidson.

In 2023, we strengthened our position in the marketplace, with strong performance globally in our core models of Trike, CVO™, Grand American Touring, and Softail®. Our 2023 Touring line-up featured our new generation of Road Glide® and Street Glide® CVO models, which set the stage for our Grand American Touring launch in 2024.

We also launched new motorcycles in our Icons and Enthusiast collections, building on our strategy to increase desirability and drive the legacy of Harley-Davidson.

Selective Expansion and Redefinition

We are focused on opportunities in segments that we believe have a path to in-market success and profitability, while capitalizing on our brand strength, product capabilities and selective partnerships.

We continued to make progress on our global partnerships and our small-displacement venture with Hero MotoCorp. in India, which serves as a solid example of an innovative participation model in geographies that matter as part of our selective expansion strategy. We've been very pleased with the exceptional reception to the venture with over 30,000 reservations to date and we will continue to look at select markets for small displacement offerings.

Lead in Electric

In 2023, LiveWire continued to pioneer the EV segment through the S2 platform with the launch of Del Mar. More than one year in, we believe our decision to focus LiveWire as a separate company dedicated to EV, with Harley-Davidson

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	i

LETTER FROM CHIEF EXECUTIVE OFFICER AND CHAIRMAN
continuing to lead the traditional combustion segment, is proving successful, with a clear focus on segmentation and execution for both brands while utilizing joint synergies.

Integrated Customer Experience

With our dedication to enhancing the customer experience in line with our mission, in addition to our Fuel Facility Program, we continued to invest in transforming our omnichannel capabilities and the pre-and-post-purchase journey for customers.

In 2023 we continued the evolution of our marketing approach, specifically to drive dealership traffic and engagement and to improve alignment on key messages with our dealer channel, as exemplified by our Open Houses, dealer sweepstakes and in-store rewards.

We have made good progress on the execution of our distribution system modernization, with the first milestones around product visibility and recommended orders coming online this year. With our online platform, H-D1™ Marketplace, we are now the leading marketplace for used Harley-Davidson motorcycles in North America.

In 2023 we also rejuvenated our Membership offering, adding 300,000 members and connecting with over 700,000 members on our new community platform.

Lastly, we harnessed the power of our community by successfully standing up our proprietary event, the Harley-Davidson Homecoming™ Festival in Milwaukee, as a core annual event to bring the brand closer to new and existing customers, like no other brand can do in the motorcycle market.

As Harley-Davidson continues its transformational journey, we believe we have created a solid foundation on which to build and deliver our future ambitions for the Company and create value for all our stakeholders.

On behalf of everyone at Harley-Davidson, thank you for your investment and for your belief in the timeless pursuit of adventure and freedom for the soul.

United we ride.

Jochen Zeitz
President and Chief Executive Officer
Chairman of the Board
Harley-Davidson, Inc.

ii	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

April 5, 2024
Notice is hereby given that we will hold the 2024 Annual Meeting of Shareholders virtually (via live audio webcast) on May 16, 2024 at 3:00 p.m., Central Daylight Time, to vote on the items listed below.

 ITEMS TO BE VOTED:
1.To elect nine Directors to the Board of Directors;
2.To approve, by advisory vote, the compensation of our Named Executive Officers; and
3.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

We will also take action upon any other business as may
properly come before the 2024 Annual Meeting of
Shareholders and any adjournments or postponements of that meeting.

The Board of Directors unanimously recommends a vote
“FOR” the election of each of the Board’s Director nominees and “FOR” items 2 and 3. The Board of Directors or proxyholders will use their discretion on other matters that may arise at the 2024 Annual Meeting of Shareholders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

HOW TO VOTE YOUR SHARES:

March 22, 2024 is the record date for determining
shareholders entitled to notice of and to vote at the 2024 Annual Meeting of Shareholders and any adjournments or postponements of that meeting. If you held your shares as of the close of business on March 22, 2024, you can vote using one of the following methods:

INTERNET You can vote your shares online at proxyvote.com
TELEPHONE In the U.S. or Canada, you can vote your shares toll-free. Check your proxy card or voting instruction form for the toll-free number.
MAIL You can vote via mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage paid envelope provided.
VIRTUAL PRESENCE ONLINE
You will not be able to attend the 2024 Annual Meeting of Shareholders physically. You or your proxyholder may participate, vote, and examine our shareholder list at the 2024 Annual Meeting of Shareholders by visiting www.virtualshareholdermeeting.com/HOG2024 and using your control number found on your proxy card.

We urge you to submit your proxy as soon as possible. If the records of our transfer agent show that you owned shares in your name or if you owned shares through our Dividend Reinvestment Plan at the close of business on March 22, 2024, then you may vote (1) via the internet at www.proxyvote.com, (2) by virtual presence online at www.virtualshareholdermeeting.com/HOG2024, (3) by mail after first requesting a printed copy of the Proxy Statement, proxy card, and Annual Report on Form 10-K and following the instructions set forth on the proxy card, or (4) by telephone after reviewing the Proxy Statement and Annual Report on Form 10-K at www.proxyvote.com.
If you own shares in “street name” (that is, through a broker, bank, or other nominee), we encourage you to provide voting instructions to your bank, broker, or other nominee. Street name holders may also vote via telephone or the internet if their bank, broker, or other nominee makes those methods available, in which case the bank, broker, or other nominee will enclose the instructions along with this Proxy Statement.
By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Krause
Corporate Secretary
Milwaukee, Wisconsin
April 5, 2024

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	iii

This overview provides information that you should consider before voting on the items presented at this year’s Annual Meeting of Shareholders. This overview does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Item 1 To elect nine Directors to the Board of Directors Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its nine Director nominees.
Director Nominees

	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER CURRENT PUBLIC DIRECTORSHIPS	BOARD COMMITTEES
					AFC	HRC	NCGC	SSC
Troy Alstead Owner and CEO of Harbor O5 LLC Former COO & Former CFO of Starbucks Corp.	61	2017	X	Levi Strauss & Co, and Array Technologies, Inc.
Jared D. Dourdeville Partner at H Partners Management, LLC a/k/a H Partners	35	2022	X
James Duncan Farley, Jr. President and Chief Executive Officer of Ford Motor Company	61	2021	X	Ford
Allan Golston President, United States Program for the Bill & Melinda Gates Foundation	57	2017	X	Stryker Corporation
Sara Levinson Co-founder and Former Director of Katapult Studio Former President of NFL Properties, Inc.	73	1996	X	Macy's, Inc.
Norman Thomas Linebarger Former Executive Chairman of Cummins Inc. Former Chairman and Chief Executive Officer of Cummins Inc.	61	2008	X
Rafeh Masood Chief Growth and Digital Officer of Royal Caribbean Group Former Executive Vice President and Chief Customer Officer of Bed, Bath & Beyond Inc.	45	2022	X
Maryrose Sylvester Former U.S. Head of Electrification and U.S. Managing Director of ABB Group Former President and CEO of Current, powered by GE	58	2016	X	Waste Management, Inc., Vontier Corporation and Flex, Ltd.
Jochen Zeitz Chairman of the Board, President, and Chief Executive Officer of Harley-Davidson, Inc.	60	2007		LiveWire Group, Inc.

AFC: Audit and Finance Committee	SSC:	Sustainability and Safety Committee
HRC: Human Resources Committee	:	Member and Committee Chair
NCGC: Nominating and Corporate Governance Committee	:	Members

iv	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

PROXY SUMMARY

Item 2 To approve, by advisory vote, the compensation of our Named Executive Officers
As a reflection of the importance of executive compensation to our shareholders and pursuant to SEC rules, we offer our shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the SEC’s executive compensation disclosure rules.
Our Board of Directors unanimously recommends that you vote “FOR” this proposal.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Human Resources Committee has approved. For example: (i) the annual Short-Term Incentive Plan ("STIP") and our performance shares require that we achieve financial performance before recipients are entitled to this compensation; and (ii) the equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

●	Pay-for-performance | Reward exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met;
●	Align interests with those of our shareholders | Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation;
●	Encourage outcomes and behaviors | Balance rewarding the delivery of near-term results with long-term performance, while discouraging excessive or inappropriate risks;
●	Align measures with our strategy and operating plan | Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period; and
●
Target pay competitively and appropriately | Typically set target compensation to be competitive with the 50th percentile of our compensation peer group for target performance to remain market competitive and to attract and retain top executive talent.

Item 3 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024

Our Board of Directors unanimously recommends a vote “FOR” ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

We will also take action upon any other business as may properly come before the 2024 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.
The Board of Directors or proxyholders will use their discretion on other matters that may arise at the 2024 Annual Meeting of Shareholders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	v

PROXY SUMMARY
Cautionary Note Regarding Forward-Looking Statements

Harley-Davidson, Inc. (the "Company") intends that certain matters discussed in this Proxy Statement are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," "sees," "feels," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably, or favorably, from those anticipated as of the date of this Proxy Statement. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Proxy Statement are only made as of February 8, 2024, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company's ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or natural disasters and longer shipping times and increased logistics costs; (c) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (d) maintain and enhance the value of the Harley-Davidson brand; (e) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023; (f) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (g) successfully carry out its global manufacturing and assembly operations; (h) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (i) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (j) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (k) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (o) successfully manage and reduce costs throughout the business; (p) manage risks related to a resurgence of the COVID-19 pandemic, emergence of a new pandemic, epidemic, disease outbreak or other public health crises, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (q) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company’s dealership footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (r) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company’s application for temporary relief from the effect of the revocation of the BOI decisions; (s) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner and that meet or exceed customers’ expectations; (t) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (u) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the incremental tariffs on motorcycles imported into the EU from the U.S., which was extended to March 31, 2025; (v) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (w) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (x) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (y) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (z) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (aa) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (bb) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding cybersecurity and data privacy; (cc) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (dd) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (ee) implement and manage

vi	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

PROXY SUMMARY
enterprise-wide information technology systems, including systems at its manufacturing facilities; (ff) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (gg) manage its exposure to product liability claims and commercial or contractual disputes; (hh) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; and (ii) optimize capital allocation in light of the Company's capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

In recent years, Harley-Davidson Financial Services ("HDFS") experienced historically low levels of retail credit losses, but credit losses have been normalizing to higher levels in recent quarters. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS's retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war, or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or other factors. Refer to “Risk Factors” under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	vii

PROXY SUMMARY
INCLUSIVE STAKEHOLDER MANAGEMENT

The Hardwire, our five-year strategic plan, targets profitable growth and increased shareholder value based on expanding the desirability of Harley-Davidson. With the implementation of The Hardwire, the Company is taking an inclusive stakeholder management approach to optimize long-term value for all stakeholders. This broader focus on the Company’s stakeholders across people-planet-profit means focused attention on inclusion and belonging, positive impact in our communities, environmental sustainability, good governance practices, and corporate transparency. We report on these efforts in our annual Inclusive Stakeholder Management ("ISM") Report. The 2022 ISM Report was published in April 2023. Our 2023 ISM Report will be published this year. We are not including the information contained in the ISM Report as a part of, or incorporating it by reference into, this Proxy Statement. As noted in those reports, we have implemented several initiatives, set certain goals, and reached certain milestones, including the following:
Environmental:
•Submitted responses to the CDP Climate questionnaire for the second year in July 2023, with February 2024 being the first year the Company's score became public. The Company achieved a score of B- for our disclosures and performances in 2022.
•In 2023, the engineering team focused on key material innovations that resulted in both material cost savings as well as significant positive sustainability impact. These include partnerships with suppliers to develop various grades of nylon containing recycled ocean plastics such as discarded fishing nets, a carbon black made from recycled tires to provide the black color pigment, and bio-based handgrips.
Social:
Inclusion, Belonging and Employee Well-being:
•Continued our focus on employee well-being through the establishment of a program focused on the physical, mental, financial, and social well-being of all employees. As part of this effort to support mental and physical well-being, and to meet the needs of our remote workforce, we introduced a new mental health platform and a program to provide employee access to fitness centers at a discount.
•As of December 31, 2023, the Company’s global workforce was comprised of approximately 6,400 employees, including approximately 5,600, 200 and 600 employees within the Harley-Davidson Motor Company ("HDMC"), LiveWire and HDFS segments, respectively. Of all employees, 83.9% are based in the U.S., 57.1% are salaried and 36.8%, or approximately 2,400, are hourly unionized employees at the Company's U.S. manufacturing facilities. Based on employee-provided identity information, 29.4% of the Company’s global workforce was female and 23.2% of the U.S. workforce was non-white at the end of 2023.
•Continued to implement our Total Rewards approach, which included pay for performance, pay transparency and annual market evaluations. The Company continued to provide competitive market medical, dental, vision, life, disability, and retirement benefits.
•Continued our strong health and safety performance through 2023, ending the year with a 0.4 recordable rate, 0.3 restricted time (DART) rate and 0.2 lost time (DAFWII) rate throughout the Company.
•Focused on building leadership capabilities related to collaboration and talent development. To aid in furthering effective collaboration, we implemented a self-awareness and development tool called Core Strengths with strong leadership participation. On the talent development front, we implemented a new Talent Review framework and used it to better our knowledge and development of the talent across H-D.

•Furthered development of H-D culture by measuring employee sentiment and engagement and providing learning resources to help leaders improve engagement on their teams. Over 10,000 learning content items focused primarily on leadership and talent were consumed by over 1,500 salaried employees in just-in-time digital learning through our online learning platform. Lastly, we engaged with 557 new employees in the New Employee Community and provided transition coaching for 40 new to H-D leaders, helping them to immerse in and help evolve the H-D culture.

•Selected three employees to participate in a mentoring initiative for diverse, rising leaders through its partnership with PwC CEO Action. Additionally, over 200 employees participated in #ItStartswithMe month of inclusion initiatives. Nearly 200 employees participated in the Human Library Experience, a rare opportunity to explore, engage, and take a deep dive into curious and courageous questioning, daring discovery of differences and conversation with people from different cultures without risk of offense being taken or language/knowledge having to be perfect.

•Expanded deeper inclusive leadership experiences through participation in the YWCA of Southeast Wisconsin’s Conversations on Race program. Also, approximately 30 leaders across the Company participated in a two-day Courageous Leader DEI Summit.

viii	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

PROXY SUMMARY
Positive Impact in Our Communities:

•In April 2023, the Company held its second annual Month of Volunteering Challenge. Over 150 employees completed 1,136 hours of service, a 90% increase in participation over the previous year. This program encourages employees to be “here to help” by making meaningful impacts in their local communities, deepening relationships with peers, and positively contributing to their personal well-being.
•The Harley-Davidson Foundation announced plans to transform a central element of Harley-Davidson’s Juneau Avenue campus headquarters into a public park to benefit our employees and our hometown community, in addition to attracting people to Milwaukee's Near West Side. Construction began in Spring 2023 with completion planned for Summer 2024.
•Hosted the first annual Day of STEAM (Science, Technology, Engineering, Art, Math), where 50 Milwaukee area youth were welcomed to our Juneau Ave. corporate headquarters to explore and promote STEAM concepts and future career opportunities.

•Eaglemark Savings Bank allocated $362,681 to support 16 Nevada-based organizations, accompanied by 259 volunteer hours from its employees. Furthermore, the Bank contributed $37,317 to the American Red Cross to aid in the Hurricane Idalia disaster relief initiatives.
Governance:
•The Company’s corporate governance structure is aligned to meet the expectations of shareholders, customers, and employees, and includes robust corporate governance practices and shareholder rights, such as:
◦annual election of all Directors;
◦dedicated committee focused on sustainability and safety;
◦no Director serves on an excessive number of public company boards;
◦proxy access;
◦no poison pill;
◦majority voting standard for M&A transactions; and
◦an enhanced standard of review by our Board for a letter of resignation that a holdover Director tenders following the Director’s failure to be re-elected as a result of our majority voting standard.
•The Company continues direct, ongoing, and transparent communication with shareholders.
•The Company revised its Clawback Policy to provide for: (i) the recovery of erroneously awarded incentive-based compensation received by current and former executive officers in connection with a financial restatement, regardless of fault or misconduct, in compliance with the SEC's clawback rules and disclosure requirements and (ii) the recovery of compensation from Company employees who engaged in misconduct under investigation by the U.S. Department of Justice (the “DOJ”) or any person who had both supervisory authority over the employee or business area engaged in the misconduct and knew of, or were willfully blind to, the misconduct, in accordance with the DOJ's guidance on compensation incentives and clawbacks.
•The Company made two political contributions from the employee-funded Harley-Davidson Inc. PAC in 2023. Harley-Davidson does not have a corporate PAC.
•The Company takes cyber threats seriously and has implemented policies and procedures that are intended to manage and reduce cybersecurity risks, which include:
◦The Company's Corporate Information Security Office monitoring risks and threats across HDMC, HDFS, LiveWire, and third-party suppliers and vendors;
◦Identifying and assessing cybersecurity risks through third-party assessments, IT security assessments, audits conducted by Internal Audit, and risk and compliance review;
◦Conducting tabletop exercises at the technical and management levels, which are aimed at ensuring the Company is prepared in the event of a cybersecurity incident and to help identify areas of improvement for the cybersecurity program;
◦Taking measures to continuously improve our cybersecurity program, including conducting independent program assessments, performing penetration testing, and scanning the Company’s systems for vulnerabilities using external third-party tools and techniques to test security controls, auditing applicable data policies, and monitoring emerging laws and regulations related to information security and cybersecurity;
◦Periodically engaging third-party consultants to assist in assessing and enhancing the Company's cybersecurity program;

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	ix

PROXY SUMMARY
◦Identifying and mitigating risks from vendors, suppliers, and other third-parties through the cybersecurity supply chain risk management component of our cybersecurity program; and
◦Providing annual cybersecurity training focused on helping the workforce: (i) recognize cyber threats and scams, (ii) avoid falling victim to threats and scams, and (iii) report potential threats and scams.
•The Audit and Finance Committee, consisting entirely of independent directors and on behalf of the Board of Directors, has oversight responsibility for enterprise risk and enterprise risk management systems for the Company, including cybersecurity risks. The Audit and Finance Committee is actively involved in reviewing the Company’s information security and technology risks and opportunities, including cybersecurity, and discusses these topics on a regular basis. The Audit and Finance Committee also receives updates on a quarterly basis from senior management, including the Chief Information Security Officer, regarding cybersecurity matters. These updates include cybersecurity risks, mitigation and status of cybersecurity risks, cybersecurity incidents (if any), cybersecurity initiatives, and cybersecurity industry news and trends.
COMPENSATION GOVERNANCE HIGHLIGHTS
We believe our executive compensation program promotes good governance and operates in the best interests of our shareholders. We are committed to the highest standards of ethics, business integrity, and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board of Directors to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance shareholder value. Below is a summary of our standard compensation practices:
•Reward exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met;
•Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation;
•Balance rewarding the delivery of near-term results with long-term performance, while discouraging excessive or inappropriate risks;
•Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period; and
•Typically set target compensation to be competitive with the 50th percentile of our compensation peer group for target performance to remain market competitive and to attract and retain top executive talent.

x	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	xi

PROXY STATEMENT
3700 West Juneau Avenue Milwaukee, Wisconsin 53208
April 5, 2024

The Board of Directors (the "Board") of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2024 Annual Meeting of Shareholders virtual meeting on May 16, 2024 at 3:00 p.m., Central Daylight Time, and at any adjournment or postponement of that meeting (the “Annual Meeting”). We will hold the Annual Meeting virtually (via live audio webcast), and you will not be able to attend the Annual Meeting physically. You or your proxyholder may participate and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/HOG2024 and using your control number found on your proxy card.
We first mailed the Notice of Internet Availability of Proxy Materials to shareholders on April 5, 2024. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and 2023 Annual Report on Form 10-K, via the internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials by following the instructions we provide later in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via the internet, mail, or telephone, or by virtual presence online at the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions we provide later in this Proxy Statement.
As used in this Proxy Statement, “we,” “our,” the “Company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in three segments: the Harley-Davidson Motor Company ("HDMC") segment, the LiveWire segment, and the Harley-Davidson Financial Services ("HDFS") segment.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	1

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of nine Directors with terms that expire at the Annual Meeting, and Shareholders will elect nine Directors at the 2024 Annual Meeting. Board refreshment and succession planning are ongoing priorities. The Board regularly reviews and evaluates the desired skills and qualifications of its Directors given the Company's strategic plan and dynamic needs. The nine Director nominees, all of whom are current Directors and three of whom joined the Board in the last five years, bring a diverse range of experiences, perspectives, and knowledge.
Our Restated Articles of Incorporation, as amended (“Restated Articles of Incorporation”), provide for a Board that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the current Directors. The entire Board is elected for a term to hold office until the next Annual Meeting of Shareholders, or until their successors have been elected and qualified.
Our By-laws, as amended and restated (“By-laws”), have a majority voting standard for the election of Directors for uncontested elections. Since this is an uncontested election, the number of votes cast favoring each Director nominee’s election must exceed 50% of the total number of votes cast with respect to that nominee’s election, including any votes withheld, for shareholders to elect the nominee. Therefore, a “withheld” vote is effectively a vote “against” a nominee. Broker non-votes will be disregarded in the calculation of the majority vote. If an incumbent Director is not elected, such incumbent Director must tender their resignation to the Board promptly following certification of the shareholder vote. The incumbent Director’s tendered resignation letter shall become effective sixty days after the election vote is certified unless the reviewing Directors decide to reject the resignation; the reviewing Directors shall accept a tendered resignation unless they determine that there is a compelling reason or reasons to not accept the resignation, which the Company must disclose. In addition, when a Director whose resignation is rejected remains on the Board as a holdover Director but fails to be re-elected at the next election of Directors, their tendered resignation will be automatically effective thirty days after the certification of the election vote, with no ability to reject the tendered resignation.
Unless you specify otherwise in your proxy, the persons you appointed will vote your shares “FOR” each of the Board's nominees that we name on the following pages. Each of the Board's nominees has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the Board's nominees becomes unable to serve, the persons you appointed may vote your shares for another person that the Board designates.

Identified on the following pages are the nine Director candidates that the Board has nominated. We provide the following information for each nominee of the Board:
●	Name;
●	Age as of April 5, 2024;
●	Principal occupations for at least the past five years;
●	The names of any other public companies or relevant private companies where the nominee currently serves as a Director or has served as Director during the past five years; and
●	The particular experience, qualifications, attributes, or skills that led the Board to conclude that the person should serve as a Director for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NINE NOMINEES OF THE BOARD OF DIRECTORS.

2	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

BIOGRAPHICAL INFORMATION, SKILLS, AND QUALIFICATIONS
Summary of 2024 Director Skills, Qualifications, and Experience
The Board believes that all of our Director nominees are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board, including experience leading business strategy. Our nominees have diverse backgrounds, experience, and board tenure, and possess many different and valuable skills and qualifications. This all supports the Board’s responsibility to drive strategy, assess performance, and engage with and appropriately challenge management.
The following skills and qualifications matrix and biographies of our nominees contain information regarding each person’s qualifications, experience, and other Director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The section just below the skills matrix defines each of the skills and qualifications and describes why each skill and qualification is important. The biography for each Director nominee describes in more detail the relevant experience, qualifications, attributes, and skills of the Director nominee. The biographies also reflect the current committee memberships of the nominees. We believe that each nominee possesses the core competencies that are expected of all Directors, namely integrity, sound business judgment, and a willingness to represent the interests of our shareholders.

SKILLS/QUALIFICATIONS	Alstead	Dourdeville	Farley	Golston	Levinson	Linebarger	Masood	Sylvester	Zeitz
Retail
Branding and Consumer Marketing
Engineered Product Development
Finance/Accounting
International Business
Manufacturing/Operations Management
Public Company Leadership and/or Board Experience
Strategic Leadership
Technology/Digital/Cyber
    The following definitions and reasoning were used in the skills/qualifications matrix:
1.    Retail - experience at an executive level creating and managing channels of distribution, customer experience, product mix, product pricing and product promotion in both digital and analog environments. This is relevant to providing vision and direction for our sales and distribution channels.
2.    Branding and Consumer Marketing - experience at an executive level with customer creation, brand innovation, and go-to-market strategy and execution. This is relevant as we seek to develop and strengthen our brand, premium position and customer experience.
3.    Engineered Product Development - experience leading a business or company in which value is created from the development of complex products or technology. This is important to us because we sell complex, highly engineered products.
4.    Finance/Accounting - experience at an executive level or expertise with financial reporting, internal controls, finance companies, hedge funds, or public accounting. This is relevant to us because it assists our Directors in understanding our financial statements, understanding our capital structure and overseeing our financial reporting and internal controls.
5.    International Business - experience at an executive level overseeing international operations or working outside the U.S. This is important because we have international operations and our strategic plan includes a focus on selective expansion.
6.    Manufacturing/Operations Management - experience at an executive level or expertise in managing a business or company that has significant focus on manufacturing and supply chain. This is relevant to assessing senior management’s role of effectively and efficiently operating our production and logistics operations.
7.    Public Company Leadership and/or Board Experience - experience as a public company board member, CEO, or other executive position with significant interaction with a public company’s board of directors. This experience is important to give insight into our strategic leadership, and the appointment, oversight, and assessment of leadership.
8.    Strategic Leadership - experience at an executive level or expertise in driving strategic direction and growth of an enterprise. This provides our Directors with a practical understanding that can be used to evaluate management’s strategies and help develop strategies.
9.    Technology/Digital/Cyber - experience at an executive level or expertise in the use of information technology, digital media, assessment of cyber security threats or other technology to facilitate business objectives. This is important to us as we look for ways to use technology to acquire customers and enhance our internal operations.
1
1 The Director Diversity data reported in the 2023 Proxy Statement was incorrect and should have been 4 out of 9 (44%).

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	3

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS
Nominees of the Board of Directors

Mr. Alstead is the founder of Harbor O5 LLC, which developed a new restaurant and a social concept, Table 47 and Ocean5, that opened in 2017. In February 2016, Mr. Alstead retired from Starbucks Corporation, an American coffee company and coffeehouse chain, after 24 years with the company, having most recently served as Chief Operating Officer. He served as Chief Operating Officer beginning in 2014. From 2008 to 2014, he served as that company’s Chief Financial Officer and Chief Administrative Officer. Additionally, he served as Group President, Global Business Services from 2013 until his promotion to Chief Operating Officer. Mr. Alstead joined Starbucks in 1992 and over the years served in a number of operational, general management, and finance roles. Mr. Alstead spent more than a decade in Starbucks’ international business, including roles as Senior Leader of Starbucks International, President Europe/Middle East/Africa headquartered in Amsterdam, Chief Operating Officer of Starbucks Greater China, headquartered in Shanghai, and Representative Director of Starbucks Coffee Japan headquartered in Tokyo. Mr. Alstead is also a member of the board of directors of Levi Strauss & Co., Array Technologies, Inc., OYO Global, and RASA Indian Grill.

Qualifications:
•Spent a decade in Starbucks’ international business, providing him the experience to help identify ways to grow the reach and impact of our brand, market share, and profits internationally.
•Brings extensive experience in managing a premium brand and maintaining it as a key asset and differentiator.
•Served in a variety of finance roles during his tenure with Starbucks Corporation, including six years as the Chief Financial Officer, through which he gained valuable knowledge and insight into the accounting, finance, and audit functions of a public company.

•Led operating businesses for many years, including divisional leadership internationally and leadership of global operations, providing extensive experience with growth management, organizational development, and leadership.

4	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS

Mr. Dourdeville has been a partner at H Partners Management, LLC, an independent investment partnership that is a major shareholder of the Company, since January 2022. Prior to becoming a partner, Mr. Dourdeville served at H Partners Management, LLC as a Managing Director from 2018 to January 2022 and a Senior Analyst from 2015 to 2018. Prior to joining H Partners Management, LLC, Mr. Dourdeville worked as a Research Associate at Harvard Business School from 2011 to 2013. Mr. Dourdeville has a Bachelor of Arts in Engineering with a Specialization in Mechanical Engineering and Materials Science from Harvard University.[2]

Qualifications:
•Brings a long-term investor’s perspective to the Board. Experience working for an independent investment partnership focused on creating value by helping transform and reinvigorate companies over the long term.

•Has experience leveraging technology to facilitate business objectives.

2 Mr. Dourdeville was initially appointed as a Director by the Board in February 2022 pursuant to a Cooperation Agreement (the “Cooperation Agreement”) with H Partners Management, LLC and certain of its affiliates (collectively, “H Partners”). During the period ending 10 days after Mr. Dourdeville or any replacement that H Partners designate under the Cooperation Agreement is no longer serving on the Board, H Partners has agreed to certain restrictions, including, among other things, agreeing not to: (i) acquire beneficial or other ownership in excess of 14.99% of the Company’s then outstanding shares of common stock, (ii) nominate or recommend for nomination any person for election to the Board, (iii) submit any proposal for consideration at, or bring any other business before, any shareholder meeting, or (iv) solicit any proxy, consent, or other authority to vote of shareholders or conduct any other referendum (including any “withhold,” “vote no,” or similar campaign) with respect to, or from the holders of, the Company’s shares. If Mr. Dourdeville is unable or unwilling to serve as a Director or resigns as a Director, then for so long as (a) H Partners continuously beneficially owns in the aggregate at least the lesser of 3.0% of our then outstanding Common Stock and 4,616,307 shares of Common Stock and (b) H Partners Group is not in material breach of the Cooperation Agreement, H Partners has the ability within 30 days of Mr. Dourdeville's departure from the Board to recommend a substitute full-time employee of H Partners to replace Mr. Dourdeville in accordance with the requirements outlined in the Cooperation Agreement. The Cooperation Agreement also includes certain confidentiality provisions.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	5

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS

Mr. Farley, Jr. has served as President and Chief Executive Officer of Ford Motor Company, an automobile manufacturer, since October 2020. As CEO, Mr. Farley is focused on accelerating Ford’s transformation through operational excellence to deliver sustainable profit growth and customer value. He also serves as a member of Ford’s Board of Directors, represents Ford on the U.S.-China Business Council Board of Directors and has been appointed co-chair of the Future of Mobility Commission.
Mr. Farley served as Chief Operating Officer at Ford in 2020, prior to his appointment as CEO, where he worked to strengthen Ford’s automotive operations, overseeing all of Ford’s global markets and automotive operations. Mr. Farley also served as President of New Businesses, Technology and Strategy from 2019 to 2020 and Executive Vice President and President of Global Markets from 2017 to 2019, where he led Ford’s strategic transformation into a higher growth, higher margin business by leveraging smart, connected vehicles and breakthrough customer experiences. From 2015 to 2017, Mr. Farley served as Executive Vice President and President, Ford Europe, Middle East, and Africa. Prior to that position, he served as Executive Vice President of Global Marketing, Sales & Service. Mr. Farley held operating responsibility as the senior global leader for Lincoln from 2012 to 2014 and was appointed to lead global marketing sales and service in 2010.
Mr. Farley attended Georgetown University in Washington, D.C., where he earned a bachelor’s degree in economics and the University of California, Los Angeles (UCLA), where he graduated from the Anderson School of Management with a Master of Business Administration.

Qualifications:
•Brings extensive experience working for an automotive company with a strong brand in executive leadership roles through which he gained the experience necessary to help grow the reach and impact of our brand and profits.

•Served in a variety of leadership roles where he led business transformations focused on new products, a strong brand and profitable growth, enabling him to provide guidance on our strategic plan.
•Has extensive experience at an executive level in managing a company that has a significant focus on manufacturing and supply chain, providing him the experience to help our senior management effectively and efficiently operate our production and logistics operations.

•Provides our Board with valuable insights on implementing initiatives designed to leverage an organization's core strengths and deliver financial returns to shareholders through his extensive executive experience with a public company.

6	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS

Mr. Golston has been President of the United States Program for the Bill & Melinda Gates Foundation, a private foundation that supports initiatives in education, world health and population, and community giving in the Pacific Northwest, since 2006. Mr. Golston served as Chief Financial and Administrative Officer for that foundation from 2000 to 2006. He has held positions as a finance executive with Swedish Health Services in Seattle, Washington and with the University of Colorado Hospital. Mr. Golston serves on the board of directors of Gates Philanthropy Partners, a non-profit organization. He is also a member of the board of directors of Stryker Corporation, has served on its audit committee, and is currently a member of its nominating and corporate governance committee and chair of the compensation committee.

Qualifications:
•Brings extensive experience working for and investing in organizations focused on integrating business results and social responsibility that will continue to help guide us as we seek to grow our business without growing our environmental impact.

•Spent the last 24 years in executive leadership roles at the Bill & Melinda Gates Foundation where he gained expertise in initiating and leading strategic projects, including opening and operating offices in India and China, providing experience necessary to help guide our strategic plan.

•Served in a variety of executive finance roles, including as Chief Financial and Administrative Officer for the Bill & Melinda Gates Foundation, enabling him to make valuable contributions to our Audit and Finance Committee.

Ms. Levinson is a retired media, sports, and entertainment executive. She is co-founder of Katapult Studio, a digital entertainment company, and served as a director of Katapult Studio from 2013 to 2023. She served as the Non-Executive Chairman of ClubMom, Inc., an internet-based consumer relationship company, a position she held from 2002 to 2008. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002 and as President of the Women’s Group of Rodale, Inc., which was the world’s leading publisher of information on healthy, active lifestyles, from 2002 to 2005. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a Master of Business Administration from Columbia University and has expertise in marketing and licensing. She is also a member of the board of directors for Macy’s, Inc.

Qualifications:
•Provides our Board with many years of leadership and corporate governance experience from her service as an executive of several major consumer-focused companies and board member of an iconic American department store chain.

•Has served in executive and leadership roles at digital and media-based companies, including international companies such as MTV: Music Television, which provides valuable insights to the Company as we strengthen our brand experience online.

•Brings expertise in marketing and licensing, which helps the Company as we seek to maintain and grow our lifestyle brand.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	7

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS

Mr. Linebarger served as Chairman and Chief Executive Officer of Cummins Inc., the largest independent maker of diesel engines and related products, from 2012 to 2022. Mr. Linebarger was also the Executive Chairman of Cummins' Board of Directors beginning in 2022 and retired from that position in 2023. Prior to his role as Chief Executive Officer, Mr. Linebarger served as President and Chief Operating Officer of Cummins from 2008 to 2012. Mr. Linebarger also served as Executive Vice President of Cummins and President of Cummins Power Generation from 2005 to 2008, as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003.
Mr. Linebarger has a Master of Business Administration from the Stanford Graduate School of Business and a master’s degree in manufacturing systems engineering from Stanford University. He has expertise in finance, engineering, international business matters, and operations. Mr. Linebarger was a director of Pactiv Corporation from 2005 to 2010. Mr. Linebarger also served as Chair of the board of directors for the US-China Business Council from 2020 to 2022.

Qualifications:
•Brings extensive experience in manufacturing and engineering that will help guide our initiatives to launch high impact new motorcycles and related products.
•Provides the skills and expertise necessary to assess the effectiveness of our Board and its practices through his service as the former Executive Chairman of Cummins.
•Brings over 23 years of executive leadership experience with a public company to our Board and is deeply familiar with implementing initiatives designed to leverage an organization’s core strengths and deliver superior returns on invested capital.

Mr. Masood is the Chief Growth and Digital Officer of Royal Caribbean Group, a global cruise company. Prior to joining Royal Caribbean Group in March 2023, Mr. Masood served as Executive Vice President (EVP) and Chief Customer Officer at Bed Bath & Beyond Inc., a home goods store, from 2021 until 2022, where he oversaw the digital and brand teams in devising an all-encompassing customer engagement strategy. Mr. Masood also served as EVP and Chief Digital Officer at Bed Bath & Beyond Inc. from 2020 to 2021. In that role, he established an omni-always shopping experience for customers and had oversight of the end-to-end customer journey, from e-commerce merchandising and user experience optimization to customer contact management and support. Mr. Masood previously served as Senior Vice President and Chief Digital Officer at BJ's Wholesale Club Holdings, Inc., a membership-only warehouse club, from 2017 to 2020. In this role, he was responsible for the company's online and omnichannel business, including strategy, customer experience, and product development. Previously, Mr. Masood held leadership roles in customer innovation, technology, operations, and procurement at DICK's Sporting Goods, Sears and BAWAG Group. Mr. Masood holds a bachelor’s degree in information systems and a Master of Business Administration from DePaul University. He also serves as an adjunct faculty member at Carnegie Mellon University's Heinz College of Information Systems and Public Policy.

Qualifications:
•Brings exceptional knowledge of digital and omnichannel strategy and operations, which are an integral part of The Hardwire.
•His expertise in retail, branding, consumer marketing, and digital will be most helpful as we focus on our consumers and their relationship with our brand and product, ensuring riders and non-riders alike can engage with Harley-Davidson as they choose.

8	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS

Ms. Sylvester previously served as U.S. Managing Director and U.S. Head of Electrification of ABB Group from 2019 to 2020. ABB Group is a multinational corporation headquartered in Zurich, Switzerland, operating mainly in areas of electrification, robotics, power, heavy electrical equipment, and automation. ABB Group's electrification business offers a wide-ranging portfolio of products, digital solutions, and services, including electric vehicle infrastructure, solar inverters, modular substations, distribution automation, power protection, and other electrical equipment. Prior to her service at ABB Group, Ms. Sylvester served as President and Chief Executive Officer of Current, powered by GE, from 2015 until 2019. Current is a digital power service business that manufactures and assembles integrated energy systems combining LEDs, solar, storage, onsite power, energy storage, solar power systems for commercial buildings, EV charging, and wireless controls systems. Ms. Sylvester also served as President and CEO of General Electric (GE) Intelligent Platforms, an industrial automation business and a maker of PLCs, Distributed Control Systems, SCADA systems, IO devices, Manufacturing Software such as MES and HMI, and embedded computing systems, as well as President and CEO of GE Lighting, a subsidiary of GE, from 2011 to 2015. GE Lighting manufactures, sources, and sells a full suite of energy-efficient lighting solutions, including systems and controls. She was employed by GE between 1988 to 2019. Ms. Sylvester holds an undergraduate degree in Procurement and Production Management from Bowling Green State University and a Master of Business Administration from Cleveland State University. Ms. Sylvester is also a member of the board of directors of Waste Management, Inc., Vontier Corporation, and Flex Ltd.

Qualifications:
•Held executive and leadership positions at various divisions of GE for 19 years, giving her a wide variety of expertise in the management and governance of a public company.
•Brings extensive consumer marketing and distribution channel experience as the former CEO of GE Lighting and former CEO and President of GE Intelligent Platforms, which allows her to assess our plans to improve operations and our go-to-market strategy.

•Brings extensive knowledge and expertise in engineering product development, including manufacturing software, wireless control systems, energy storage, EV charging, robotics, and industrial automation.

•Provides our Board with valuable insights on reducing the environmental impact of our products given her significant experience leading the development of energy-efficient products at GE.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	9

SUMMARY OF 2024 DIRECTOR QUALIFICATIONS

Mr. Zeitz is the Company’s Chief Executive Officer and Chairman of the Board. Mr. Zeitz has been a Director of Harley-Davidson, Inc. since 2007 and was appointed its Acting President and Chief Executive Officer from February 2020 until May 2020, when he was appointed to serve as President and Chief Executive Officer. Mr. Zeitz has served as Chairman of the Board since February 2020 and is Chair of the Board's Sustainability and Safety Committee. Mr. Zeitz served as Chief Executive Officer of LiveWire Group, Inc. from September 2022 to June 2023. Mr. Zeitz continues to serve as Chairman of the Board of LiveWire Group, Inc.
Mr. Zeitz served as Chairman and Chief Executive Officer of the sporting goods company PUMA AG from 1993 to 2011. He was also PUMA’s Chief Financial Officer from 1993 to 2005. Mr. Zeitz served as a director of luxury goods company Kering (formerly PPR) from 2012 to 2016. He was a member of Kering’s Executive Committee and Chief Executive Officer of its Sport & Lifestyle division from 2010 to 2012. Mr. Zeitz is an Advisor and Board Member of the Cranemere Group Limited and co-founded The B Team with Sir Richard Branson. He is also the Founder and Chairman of the ZEITZ Foundation, founder of Segera Conservancy and The Long Run, and co-founder of the Zeitz Museum of Contemporary Art Africa (Zeitz MOCAA) in Cape Town, which preserves and exhibits contemporary art from Africa and its diaspora.

Qualifications:
•Brings extensive executive experience restructuring and transforming a company into a premium lifestyle brand, having transformed PUMA from a low-price brand into a premium sport lifestyle brand, giving him the business experience to provide our Company with important insights as we restructure our business and strive to maintain our place as the most desirable motorcycle brand in the world.

•Served in executive and board leadership positions for over 29 years, including at Kering and PUMA, where his experience developing and marketing apparel brands to international consumers can help guide our initiatives to expand our complementary businesses and engage beyond motorcycles.

•Has supported not-for-profit initiatives including serving on the board of The B Team, an initiative that supports sustainable business practices.

10	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
PROPOSAL 2: APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our shareholders may approve, on a non-binding, advisory basis, our Named Executive Officer (“NEO”) compensation as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of SEC Regulation S-K. At our 2023 Annual Meeting of Shareholders, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our NEOs. In 2023, our shareholders expressed a preference that advisory shareholder votes on the compensation of our NEOs be held on an annual basis, and as previously disclosed, the Company will continue to hold such votes annually. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of our NEOs.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The Company asks that you support the compensation of our NEOs as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Board, or the Company. However, the Human Resources Committee will carefully review the voting results and consider them when making future decisions regarding executive compensation.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our standard compensation upon delivering high levels of performance relative to the performance measures that the Human Resources Committee has approved. For example: (i) the annual Short-Term Incentive Plan ("STIP") and the performance shares require that we achieve financial performance before recipients are entitled to this compensation; and (ii) the equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

●	Pay-for-performance | Reward exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met;
●	Align interests with those of our shareholders | Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation;
●	Encourage outcomes and behaviors | Balance rewarding the delivery of near-term results with long-term performance, while discouraging excessive or inappropriate risks;
●	Align measures with our strategy and operating plan | Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period; and
●
Target pay competitively and appropriately | Typically set target compensation to be competitive with the 50th percentile of our compensation peer group for target performance to remain market competitive and to attract and retain top executive talent.

We describe the individual elements that make up our total compensation more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement. We believe our executive compensation program is structured to best support our Company and our business objectives.
For 2023, we maintained an executive compensation program aligned to The Hardwire, the Company's five-year strategic plan. The executive compensation program, as it relates to the NEOs, was comprised of four core elements: base salary, short-term incentives, long-term incentives, and employee benefits. It was designed such that compensation outcomes in years of strong performance should trend above target, while outcomes trend downward in years where performance is below expectations.

Our 2023 STIP used combined HDMC and HDFS operating income as the sole performance measure. At year-end 2023, the actual results were below our target performance goal, resulting in a STIP payout to all participants equal to 66.4% of their target award, because the combined operating income was $896 million compared to the target of $1,035 million. In addition, performance shares for the 2021-2023 performance period were earned at 93.2% of target for eligible NEOs.
Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our NEOs, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	11

PROPOSALS TO BE VOTED ON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

12	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2023 and the effectiveness of our internal control over financial reporting as of December 31, 2023. The Audit and Finance Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit and Finance Committee selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2024 fiscal year, and the Audit and Finance Committee is presenting this selection to shareholders for ratification. Ernst & Young LLP has served as our independent auditor since 1982. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders' questions and to make a statement, if they so desire.
If, prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accounting firm or the Audit and Finance Committee does not want to use Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee will appoint another independent registered public accounting firm. The Audit and Finance Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit and Finance Committee will reconsider its selection of Ernst & Young LLP.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
During the fiscal year ended December 31, 2023, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit and Finance Committee Charter requires that the Audit and Finance Committee pre-approve all Ernst & Young LLP services. The Audit and Finance Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided. The fees we incurred for services that Ernst & Young LLP provided during the past two years are listed in the following table.

FEES PAID TO ERNST & YOUNG LLP	2023	2022
Audit fees	$2,938,000	$4,349,000
Audit-related fees	$275,000	$191,000
Tax fees	$4,000	$111,000
All other fees	$—	$—
	$3,217,000	$4,651,000
Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits of subsidiaries of the Company and audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance, and transaction consulting.
To assure continuing external auditor independence, the Audit and Finance Committee consider whether there should be a regular rotation of the independent external audit firm, review and evaluate the lead audit partner and their team and ensure the rotation of the lead audit partner and other audit personnel as appropriate or required by applicable laws and regulations. The Audit and Finance Committee has procedures for pre-approving all audit and non-audit services that the independent registered public accounting firm provides. These procedures include reviewing and approving the services and a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and that we anticipate at the time we prepare the budget. In addition, the Audit and Finance Committee has established a policy that the fees we pay for non-audit services must be less than the fees we pay for audit and audit-related services. Audit and Finance Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit and Finance Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit and Finance Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit and Finance Committee may delegate pre-approval authority to one or more members of the Audit and Finance Committee. The Audit and Finance Committee monitors the services that our independent registered public accounting firm provides and the actual fees we paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit and Finance Committee has approved.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	13

PROPOSALS TO BE VOTED ON
The members of the Audit and Finance Committee and the Board believe the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

14	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an Annual Meeting, a shareholder must give written notice to our Corporate Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify, as supplemented by our By-laws (see “Shareholder Proposals”). No shareholder has given written notice to our Corporate Secretary of their desire to bring business before the Annual Meeting in compliance with the terms and time periods in our Restated Articles of Incorporation and By-laws.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	15

The Board believes that strong corporate governance practices and shareholder rights are important. The following table highlights the Board's robust corporate governance practices and the Company's shareholder rights.

Board Summary	Shareholder Rights Summary
• Separate and Independent Chairman or empowered Presiding Director*	• 10% of shareholders can call a special meeting
•Majority voting for Directors with robust resignation policy for holdover Directors and plurality carve-out for contested elections	• No material restriction on the right to call special meeting
• Director stock ownership requirement	• Majority voting standard for M&A transactions
• Board 89% independent and 44% diverse	• No poison pill
• No Directors on excessive number of boards	• No dual-class stock
• Annual election of all Directors	• Proxy access
• Three of the Board nominees refreshed in the last 5 years	• No material restriction on shareholders amending by-laws or articles of incorporation
• Created a Committee focused on sustainability and safety	• No cumulative voting
*A Presiding Director is elected by the Nominating and Corporate Governance Committee when the Chairman is not independent.

INDEPENDENCE OF DIRECTORS
The Board has affirmatively determined that eight of our nine Director nominees, Mses. Levinson and Sylvester and Messrs. Alstead, Dourdeville, Farley, Golston, Masood, and Linebarger qualify as independent Directors under New York Stock Exchange rules. Mr. Zeitz does not currently qualify as independent because he serves as our President and Chief Executive Officer.
For additional information, please see the “Certain Transactions” section of this Proxy Statement.

BOARD COMMITTEES
The Board has four standing committees: the Audit and Finance Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee and the Sustainability and Safety Committee. The Corporate Governance link at https://investor.harley-davidson.com contains the charter for each of the Committees. We are not including the information contained on our website or the Committee charters as part of, or incorporating them by reference into, this Proxy Statement. The following describes the Committees and identifies their members as of April 5, 2024.

HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT	16

BOARD MATTERS & CORPORATE GOVERNANCE

AUDIT AND FINANCE COMMITTEE
Members: Troy Alstead, Chair James Duncan Farley, Jr. Allan Golston Rafeh Masood
Audit and Finance Committee responsibilities identified in its Charter include:
•oversight of the integrity of our financial statements and the financial reporting process;
•oversight of the systems of internal control over financial reporting;
•maintenance of the Financial Code of Ethics;
•oversight of the internal audit function;
•oversight of cybersecurity risks;
•retention, compensation, and termination of the independent registered public accounting firm;
•oversight of the annual independent audit of our financial statements;
•review of independent registered public accounting firm’s qualifications and independence;
•oversight of liquidity, hedging, and risk management matters;
•oversight of capital structure matters;
•review of matters within the responsibility of the Company’s Retirement Plans Committee;
•oversight of compliance with legal and regulatory requirements; and
•review with management the Company's tax strategy and planning.

Cybersecurity Governance Highlights
•management reports quarterly to the Audit and Finance Committee, including reports on any significant cyber breaches (no such breach reported in the past three years)

Number of Meetings in 2023:	9

In December 2023, the Audit and Finance Committee reviewed its Charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Audit and Finance Committee are independent and financially literate pursuant to New York Stock Exchange rules. The Board has also determined that Messrs. Alstead, Farley and Golston are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”). The section below under the heading “Audit and Finance Committee Report” discusses the functions of the Audit and Finance Committee and its activities during fiscal year 2023.

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BOARD MATTERS & CORPORATE GOVERNANCE

HUMAN RESOURCES COMMITTEE
Members: Maryrose Sylvester, Chair Jared D. Dourdeville Sara Levinson Norman Thomas Linebarger
Human Resources Committee responsibilities identified in its Charter include:
•establish goals and objectives with the CEO and evaluate at least annually the performance of the CEO in light of these goals and objectives;
•review the Company's management overall to develop a CEO succession plan for recommendation to the Board;
•review and approve the total compensation of the CEO on an annual basis, including base salary, with input from all independent Directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting their goals and objectives concerning the CEO’s total compensation;
•review overall compensation policies, and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;
•produce a report on compensation and review the Compensation Discussion and Analysis that we must include in our Proxy Statement;
•exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees, and recommend plans to shareholders;
•evaluate Company management performance overall and recommend management successors;
•review with management and make recommendations to the Board regarding the selection and retention of officers of the Company;
•review, approve, and administer any Clawback Policy or provisions allowing the Company to recoup or otherwise recover compensation paid or payable to current and former executive officers and other employees of the Company;
•make recommendations regarding stock ownership levels for our executives, including executive officers as set forth in our Stock Ownership Guidelines and monitor such levels;
•make recommendations to the Board regarding the Company’s Stock Ownership Guidelines as they relate to members of the Board, the Company’s executive officers and its senior leaders and monitor compliance with such Guidelines;
•review potential conflicts of interest, disclosure of any related waivers, and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);
•make determinations regarding shareholder advisory votes on the compensation of NEOs;
•review our policies applicable to executive officers regarding trading and hedging involving Company securities; and
•exercise the authority of the Board to review, establish, amend and revise Board compensation levels, plans and policies and, to the full extent permitted by rules of the New York Stock Exchange and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer, and amend compensation plans for Directors and recommend such plans to shareholders, as appropriate and required.

Number of Meetings in 2023:	4
In December 2023, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended to the Board, and the Board approved, changes to the Charter to add the following duties and responsibilities to the Human Resources Committee: (i) review and recommend a CEO succession plan to the Board; (ii) review, approve and administer a Clawback Policy for compensation paid to certain current and former employees; and (iii) make recommendations to the Board regarding the Company's Stock Ownership Guidelines as they relate to members of the Board and monitor compliance with such Guidelines by members of the Board.
The Board has determined that all members of the Human Resources Committee are independent under New York Stock Exchange rules.
The Human Resources Committee has overall responsibility for approving total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our executive officers. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, retirement plans, and health and welfare plans.
The Human Resources Committee has the authority to engage the services of outside advisors, experts, and others to assist it in performing its responsibilities. In 2021, the Human Resources Committee retained Pay Governance LLC to provide services and

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BOARD MATTERS & CORPORATE GOVERNANCE
advice related to executive compensation. On an annual basis, the Human Resources Committee reviews and approves the scope of the independent consultant's services regarding executive compensation, the consultant's performance and the fees related to work the consultants performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Pay Governance’s services at any time. The independent consultant's primary responsibilities to the Human Resources Committee include:
•Providing independent competitive market data and advice related to our CEO’s compensation level and incentive design;
•Reviewing our compensation levels, performance goals and incentive designs for the NEOs; and
•Providing benchmark data on executive compensation.
The Human Resources Committee has considered all factors relevant to Pay Governance's independence from management and determined that Pay Governance is independent, and that Pay Governance's performance of services raises no conflict of interest. The Human Resources Committee’s conclusion was based in part on a report that Pay Governance provided to the Committee, which is intended to reveal any potential conflicts of interest.
In general, each December, the Human Resources Committee reviews executive compensation benchmarking data that the independent consultant prepares. The CEO then proposes total target compensation, consisting of a base salary, a target short-term incentive opportunity, and a target value of long-term incentive opportunity for NEOs (except with respect to their own compensation) based on benchmark data, as well as Company and individual performance. The CEO's recommendations are subject to review and approval by the Human Resources Committee, which makes the final determination.
The Human Resources Committee establishes goals and objectives with the CEO and evaluates at least annually the performance of the CEO in light of these goals and objectives. The Human Resources Committee reviews and approves the total compensation of the CEO on an annual basis, including base salary, with input from all of the independent Directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting their goals and objectives and concerning the CEO’s total compensation.
The Human Resources Committee annually approves a Short-Term Incentive Plan (“STIP”) to motivate and reward the performance of employees of HDMC and HDFS. The Human Resources Committee also reviews and approves target STIP opportunities for our executive leadership team, which is comprised of our CEO and executives who report directly to the CEO, including all NEOs. The Human Resources Committee approves grants of awards to the executive leadership team and the CEO approves grants to other employees within parameters that the Human Resources Committee has approved. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain other instances (except to executives who report directly to the CEO, including all NEOs), including to help recruit a new employee, retain a current employee, or reward an employee for exceptional service or such other instance that the CEO believes is in the Company’s best interest.
The Human Resources Committee establishes, reviews, and revises compensation levels, plans, and policies pertaining to non-employee members of the Board. The Human Resources Committee, working with management and third-party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines Director compensation that it believes is competitive with these companies. The Human Resources Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	19

BOARD MATTERS & CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members: Allan Golston, Chair Troy Alstead Jared D. Dourdeville James Duncan Farley, Jr. Rafeh Masood Sara Levinson Norman Thomas Linebarger Maryrose Sylvester
Nominating and Corporate Governance Committee responsibilities identified in its Charter include:
•identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;
•review and recommend the re-nomination of current Directors;
•review and recommend Committee appointments;
•lead the Board in its annual review of the Board’s and its Committees’ performance;
•provide input to the Human Resources Committee on the performance of the CEO in meeting their goals and objectives and concerning the CEO’s total compensation;
•maintain our Code of Business Conduct;
•maintain a process for review of potential conflicts of interest;
•review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or Directors;
•review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or Directors;
•review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;
•consider and evaluate potential nominees for Director that a shareholder of the Company recommends;
•consider and make recommendations to the Board concerning any resignation submitted by a Director;
•appoint a Presiding Director when the Chairman is not independent who will: (i) preside at the executive sessions of the non-management and/or independent directors and (ii) serve as a contact for interested parties who wish to communicate with non-management directors;
•review our policies applicable to Directors regarding trading and hedging involving Company securities; and
•perform other related tasks, such as studying and making recommendations to the Board concerning the size and Committee structure of the Board.

Number of Meetings in 2023:	4
In December 2023, the Nominating and Corporate Governance Committee reviewed the Nominating and Corporate Governance Committee Charter and recommended to the Board, and the Board approved, certain changes to the Charter, specifically to add language clarifying that input on CEO performance will be provided to the Human Resources Committee and to remove the responsibility of making recommendations to the Board regarding the Company's Stock Ownership Guidelines as they relate to members of the Board and monitoring of such Guidelines by members of the Board.
The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under New York Stock Exchange rules.
The Nominating and Corporate Governance Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating and Corporate Governance Committee considers the following qualifications:
•Principal employment;
•Expertise relevant to the Company’s business;
•Whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;
•Time commitments, particularly the number of other boards on which the potential candidate may serve;
•Independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations, and rules;
•Financial literacy and expertise; and

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BOARD MATTERS & CORPORATE GOVERNANCE
•Personal qualities, including strength of character, maturity of thought process and judgment, values, and ability to work with collegiality.
The Nominating and Corporate Governance Committee continuously assesses potential candidates for the Board. The Nominating and Corporate Governance Committee works with a third-party executive search, corporate culture, and leadership consultant to identify potential candidates for consideration for the Board.
The Nominating and Corporate Governance Committee's Charter has long required the Nominating and Corporate Governance Committee to consider diversity in its ongoing process of selecting Director nominees and Board refreshment. Specifically, the Nominating and Corporate Governance Committee evaluates each candidate for Director on, among other things, the basis of the diversity that they would bring to the Board, including with respect to business and professional experiences, skills, ethnicity, race, gender, and sexual orientation. The Nominating and Corporate Governance Committee remains committed to creating a Board comprised of diverse members and continues to consider diversity in its process of selecting Director nominees.
The Nominating and Corporate Governance Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating and Corporate Governance Committee to consider by writing to the Nominating and Corporate Governance Committee in care of our Corporate Secretary, Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating and Corporate Governance Committee’s policy regarding Director candidates that shareholders recommend and the process for evaluating the nominees are as follows:
•If a shareholder has complied with procedures to recommend Director candidates that the Nominating and Corporate Governance Committee has established, then the Nominating and Corporate Governance Committee will consider Director candidates that the shareholder has recommended for the Board.
•In making recommendations to the Board of one or more candidates to serve as a Director, the Nominating and Corporate Governance Committee will examine each Director candidate on a case-by-case basis, regardless of who recommended the candidate. The Nominating and Corporate Governance Committee evaluates candidates in the same manner, whether a shareholder or the Board has recommended the candidate.
•In general, for each candidate that any person or group brings to the attention of the Nominating and Corporate Governance Committee for consideration for nomination as a Director, the Chair of the Nominating and Corporate Governance Committee will first determine whether the Nominating and Corporate Governance Committee should consider the candidate at that time based on factors the Chair deems relevant, including our current need for qualified candidates and the Chair’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a Director.
•If the Chair determines that the Nominating and Corporate Governance Committee should consider the candidate, then the Chair will report that determination to the Nominating and Corporate Governance Committee and communicate all relevant information to the Nominating and Corporate Governance Committee.
•Each Nominating and Corporate Governance Committee member is responsible for sending feedback on a candidate to the Chair. The Nominating and Corporate Governance Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.
To enable the Nominating and Corporate Governance Committee to consider a shareholder recommendation in connection with the 2025 Annual Meeting of Shareholders, we must receive the recommendation on or before December 6, 2024.
Submitting a shareholder recommendation to the Nominating and Corporate Governance Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating and Corporate Governance Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate has two options:
Our By-laws and Restated Articles of Incorporation, as amended, allow for Director candidate nominations through proxy access. Under this proxy access process, a shareholder or group of up to 20 shareholders who collectively have owned at least 3% of the Company’s outstanding common stock continuously for at least three years, may seek to include Director nominees in our proxy materials at our annual meeting. The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the total number of Directors, rounded down to the nearest whole number (but not less than two) (the “Cap”), provided that the shareholders and nominees satisfy the requirements specified in the By-laws. The following individuals will count toward the Cap: (i) any existing Director if originally nominated and elected under the proxy access By-law within the last two years and whose reelection at the upcoming annual meeting is being recommended by the Board; (ii) any nominee who is subsequently withdrawn or that the Board itself decides to nominate for election at that annual meeting (e.g., pursuant to a settlement); and (iii) any nominee for whom the Company received one or more valid shareholder notices nominating such persons for election under the advance notice provision of the Company’s Restated Articles of Incorporation within the two preceding years.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	21

BOARD MATTERS & CORPORATE GOVERNANCE
We must receive notice of a shareholder’s Director nomination for the 2025 Annual Meeting of Shareholders pursuant to the proxy access By-law provision no sooner than November 6, 2024 and no later than December 6, 2024. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2025 Annual Meeting of Shareholders.
The other option is that a shareholder may nominate a Director candidate for the shareholders to vote on at the 2025 Annual Meeting of Shareholders by giving proper written notice to our Corporate Secretary in advance of the 2025 Annual Meeting of Shareholders. To give that proper notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation as supplemented by our By-laws. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation and By-laws to our Corporate Secretary not less than 60 days before the date in 2025 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing the Notice of Internet Availability of Proxy Materials on April 5, 2024, we must receive notice of a nomination for a Director candidate for shareholders to consider at the 2025 Annual Meeting of Shareholders no later than February 4, 2025. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Restated Articles of Incorporation and By-laws, we will not be obligated to name the shareholder’s candidate in our Proxy Statement. Also, stockholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must comply with the additional requirements of SEC Rule 14a-19(b).

SUSTAINABILITY AND SAFETY COMMITTEE
Members: Jochen Zeitz, Chair Sara Levinson Norman Thomas Linebarger Maryrose Sylvester (effective February 5, 2024)
Sustainability and Safety Committee responsibilities identified in its Charter include:
•monitor the social, political, environmental, public policy, legislative and regulatory trends, issues, and concerns that could affect the Company’s sustainability models, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the Company should respond to social and environmental trends, issues, and concerns to more effectively achieve its sustainability goals;
•monitor the Company’s safety performance, initiatives, policies processes, general safety trends, issues, and concerns that could affect the Company's customers, employees, or other stakeholders, and make recommendations to the Board and management regarding how the Company should address these matters;
•assist management in setting strategy, establishing goals, and integrating social, environmental, and safety shared value creation and inclusion into daily business activities across the Company consistent with sustainable growth;
•review new technologies and other innovations that will permit the Company to: (i) achieve sustainable growth without growing our environmental impact; and (ii) enhance the Company's safety initiatives; and
•consider the impact that the Company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment, and the communities in which the Company operates and where its customers ride.

Number of Meetings in 2023:	4
In 2011, the Board formed the Sustainability Committee, and in 2019, the Board renamed the Committee the Brand and Sustainability Committee and approved a revised charter for the Brand and Sustainability Committee.
In May 2023, the Board renamed the Committee the Brand, Sustainability, and Safety Committee and approved a revised charter for the Brand, Sustainability, and Safety Committee. In February 2024, the Board renamed the Committee the Sustainability and Safety Committee and recommended to the Nominating and Corporate Governance Committee for review and submission to the Board certain changes to the charter, specifically to remove brand responsibilities, which are performed by the full Board, and focus the Sustainability and Safety Committee's responsibilities on sustainability and safety. In February 2024, the Board approved the recommended changes to the Charter.
The Sustainability and Safety Committee plays an integral role in providing oversight, advice, and assistance to the Board and to the Company’s management in developing, implementing and monitoring social and environmental policies, practices, and strategies to foster sustainable growth of the Company on a global basis. We define sustainable growth as the ability to grow and operate our business by preserving and renewing the Company’s heritage through global opportunities for shared value creation and inclusion. Sustainable growth is driven through leadership and continually challenging the Company’s business model, strategies, processes, products, services, and other capabilities to realize the substantial long-term value of the Company, our heritage, our environment, and our people.
As part of providing oversight, advice, and assistance to the Board in fostering sustainable growth, the Sustainability and Safety Committee assists the Board in ensuring that the Company grows sustainably without increasing our environmental impact, which is consistent with the Company’s current strategic plan, The Hardwire and our long-term sustainability objective.

22	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

BOARD MATTERS & CORPORATE GOVERNANCE
BOARD MEETINGS, ATTENDANCE, EXECUTIVE SESSIONS, AND ANNUAL MEETING ATTENDANCE
In 2023, there were five meetings of the Board. All Director nominees attended at least 75% of the meetings of the Board and the Committees on which they served during 2023. Our Board and Committee meetings are generally set two years in advance.
The Board met in an executive session of independent directors during each regularly scheduled quarterly meeting, without management present and plans to continue that practice going forward. Since 2020, Mr. Linebarger has been our Presiding Director and presided over the executive sessions of the independent directors.
Unless a Director has an unexpected conflict in their schedule, we expect all Directors to attend the Annual Meeting. All Directors attended the 2023 Annual Meeting.

LEADERSHIP STRUCTURE
Mr. Zeitz has been the Chairman of our Board and our President and Chief Executive Officer since 2020. Because the roles of the Chairman and the Chief Executive Officer are currently combined and our Chairman is not considered independent, we have a Presiding Director, who is elected by the Nominating and Corporate Governance Committee. Mr. Linebarger is currently serving as our Presiding Director. Our Corporate Governance Policy gives the Board the flexibility and authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the best interests of all shareholders.
The Board believes the current structure, whereby a single individual acts both as CEO and Chairman streamlines accountability for our performance and provides centralized management and direction for the Company, allowing for a single, clear focus for management to execute the Company's business strategies. The Board believes the following ensures an appropriate level of management oversight and independence: (i) the number of independent, experienced Directors that make up the Board; (ii) the roles in the oversight of risk management that Committees of the Board have, as discussed below; and (iii) the independent oversight and responsibilities of the Presiding Director.
The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board and to serve as a liaison between the Chairman and other Directors. The Presiding Director will: (i) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent Directors; (ii) have the authority to call meetings of the non-management and/or independent Directors; and (iii) serve as a contact for interested parties who wish to communicate with non-management Directors.

THE BOARD’S ROLE IN THE OVERSIGHT OF RISK
Our Board has been actively overseeing the Company’s continued critical work of executing its five-year strategic plan to drive profitable growth. Our Board assesses and considers the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position, and the impact of our operations on our cost structure. Our Board’s approach to risk management includes understanding the risks we face, analyzing them with the latest information available and determining the steps that should be taken to manage those risks.
While the Board has the ultimate responsibility for oversight of the risk management process, various Committees of the Board have a role in the oversight of risk management. In particular, the Audit and Finance Committee focuses on financial risk, including the oversight of the systems of internal control over financial reporting, and it receives an assessment of the Company’s systems to monitor and manage business risk from our independent registered public accounting firm. The Company's Internal Audit function regularly reviews risk management processes and internal controls with the Audit and Finance Committee. The Audit and Finance Committee, on behalf of the Board of Directors, has oversight responsibility for enterprise risk and enterprise risk management systems for the Company, including cybersecurity risks. The Audit and Finance Committee is actively involved in reviewing the Company’s information security and technology risks and opportunities, including cybersecurity, and discusses these topics on a regular basis. The Audit and Finance Committee also monitors cybersecurity risk and receives a report from the Chief Information Security at each regular Audit and Finance Committee meeting, as well as a report on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation program for compensation risk as we describe further in the “Compensation Discussion and Analysis” section of this Proxy Statement. Risk management is an integral part of our annual strategic planning process.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	23

BOARD MATTERS & CORPORATE GOVERNANCE
SHAREHOLDER COMMUNICATION WITH THE BOARD
Shareholders and other parties interested in communicating with our Presiding Director or non-management Directors, including Committee Chairs, may do so by writing to such Director, in care of our Corporate Secretary, Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance area on our investor relations website located at https://investor.harley-davidson.com lists the current members of the Board. We open and forward all mail to the Director or Directors specified in the communication.

24	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS
In December 2002, our Nominating and Corporate Governance Committee adopted a written policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers, and other Employees, regarding transactions with related persons. The Nominating and Corporate Governance Committee amended this Policy in December 2003.
Under the Policy, conflict of interest issues for the CEO or any Director are submitted to and reviewed by the Chair of the Nominating and Corporate Governance Committee. If the Chair of the Nominating and Corporate Governance Committee determines that an actual conflict of interest issue exists, then the entire Nominating and Corporate Governance Committee reviews the potential conflict of interest. If our Nominating and Corporate Governance Committee determines that an actual conflict exists, the Nominating and Corporate Governance Committee decides whether to waive the conflict or require the CEO or Director to remove the conflict. Any conflicts that are waived by our Nominating and Corporate Governance Committee are promptly disclosed to our shareholders.
Any potential conflict that arises for any executive officer (other than our CEO and the Chief Legal Officer) is reviewed by our Chief Legal Officer. Any potential conflict that arises for our Chief Legal Officer is reviewed by our CEO. When reviewing a potential conflict of interest, if the Chief Legal Officer or CEO determines that a conflict of interest issue exists, the Chair of the Human Resources Committee reviews the issue. If the Chair of the Human Resources Committee agrees that a conflict of interest issue exists, then the entire Human Resources Committee reviews the issue. If the Human Resources Committee also agrees that a conflict exists, the Human Resources Committee decides whether to waive the conflict or require the executive officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.
Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Chief Legal Officer. If our Chief Legal Officer determines that an actual conflict exists, then they decide what steps should be taken to resolve the conflict.

CERTAIN TRANSACTIONS
During 2023, there were no transactions with Directors that would require disclosure under SEC rules. In determining whether Directors are independent, the Board considered Mr. Linebarger’s role at Cummins Inc. (“Cummins”) and Ms. Sylvester's role at Waste Management, Inc (“Waste Management”). Cummins and Waste Management are suppliers to the Company. Mr. Linebarger, a Director, was the Executive Chairman of Cummins in 2023 until his retirement in July 2023. Ms. Sylvester is a member of Waste Management’s board of directors. During 2023, we continued a modest commercial relationship with each of Cummins and Waste Management. Both commercial relationships existed before Mr. Linebarger and Ms. Sylvester joined the Board and, in Ms. Sylvester’s case, before she joined Waste Management’s board of directors. Transactions with each of Cummins and Waste Management were negotiated on an arm’s-length basis, were below $200,000 in the aggregate in each case and were below the applicable threshold under New York Stock Exchange rules.
Accordingly, these relationships do not prevent Mr. Linebarger or Ms. Sylvester from qualifying as an independent Director, and the Board considers Mr. Linebarger and Ms. Sylvester to be independent Directors. Mr. Golston, as the current Chair of the Nominating and Corporate Governance Committee, considered the Cummins and Waste Management relationships under our Conflict of Interest Policy, and he determined that no actual conflict of interest issue exists as a result of the relationships.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	25

COMPENSATION DISCUSSION AND ANALYSIS
In this section:
In this section, we use the following abbreviations:

ABBREVIATION	STANDS FOR	DESCRIPTION
HDI	Harley-Davidson, Inc.	Corporate entity for the overall Company, under which the HDMC, LiveWire, and HDFS segments operate
HDMC	Harley-Davidson Motor Company segment	Segment that is responsible for the design, manufacture, and sale of Harley-Davidson® motorcycles and related products
LiveWire	LiveWire segment	Segment that is responsible for the design and sale of LiveWire® electric motorcycles, Stacyc electric balance bikes for kids, and related products
HDFS	Harley-Davidson Financial Services segment	Segment that provides motorcycle and related products, financing and insurance products, and services for our dealers and their LiveWire retail customers
LETTER FROM THE HUMAN RESOURCES COMMITTEE
Dear Fellow Shareholder,
As in past years, this letter and the remainder of our Compensation Discussion and Analysis support the commitment of the Human Resources Committee to provide shareholders with a clear and comprehensive description of our executive compensation program, along with insight into how we govern compensation at Harley-Davidson.
For 2023, we continued to maintain an executive compensation program aligned to The Hardwire, the Company's five-year strategic plan, which is designed to enhance our position as the most desirable motorcycle brand in the world. Our objective is to align executive compensation directly with shareholder value.
Our say-on-pay proposal is Proposal 2, and our Board recommends that you vote "FOR" this proposal. In support of this recommendation, we invite you to read the Compensation Discussion and Analysis that follows for further information on our compensation philosophy and decisions. We are confident that our program is clearly linked to performance and aligned with shareholder interests, while appropriately incentivizing our management team.
In closing, we thank those shareholders that took the time to engage with us during the year; your constructive feedback was helpful and resulted in changes in our 2024 executive compensation design which we detail in the Compensation Discussion and Analysis. We look forward to maintaining ongoing dialogue.
We have great confidence in the abilities of our Chairman, President, and CEO as well as the entire executive leadership team to further enhance shareholder value.
On behalf of the Human Resources Committee,
Maryrose Sylvester
Human Resources Committee
Jared D. Dourdeville
Sara Levinson
Norman Thomas Linebarger
Maryrose Sylvester, Chair

26	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Executive Summary
Performance Overview for 2023
In 2023, the third year of the Hardwire strategic plan, despite the many challenges that we encountered throughout the year, we made progress in key elements of our strategic plan:
•We believe that focusing on our most profitable categories and geographies, emphasizing innovation, and evolving the customer experience with our dealers, will continue to yield benefits to the business, and have set us up for long-term value creation, as seen by our meaningful profitability increase of $2,400 per unit, or 185%, since 2019.
•We achieved an HDMC operating income margin of 13.6% in 2023 compared to an operating income margin of 7.6% in 2019 on approximately 33,000 fewer motorcycle unit shipments and HDMC revenue growth of 6% over the period.
•Total consolidated revenue was just over $5.8 billion in 2023 and 1% higher compared to 2022, while total operating income of $779 million was 14% lower than 2022 as we continued to focus on business fundamentals.
•HDMC gross margin was 32.3% in 2023, which was 110 basis points better than in 2022, despite lower motorcycle shipments. Mix and pricing impacts were positive in 2023, partially offset by the negative impact of lower volumes, higher supply chain and manufacturing costs, and adverse changes in foreign currency.
Other key accomplishments tied to The Hardwire in 2023 included:

•Profit Focus: In 2023, we strengthened our position in the marketplace, with strong performance globally in our core models of Trike, CVO™, Grand American Touring, and Softail®. Our 2023 Touring line-up featured our new generation of Road Glide® and Street Glide® CVO models, which set the stage for our Grand American Touring launch in 2024.

•Selective Expansion: We continue to make progress on our global partnerships and our small-displacement venture with Hero MotoCorp in India, which serves as a solid example of an innovative participation model in geographies that matter as part of our selective expansion strategy. There has been exceptional reception to the venture with over 30,000 reservations to date.
•Integrated Customer Experience: We continued to invest in transforming our omnichannel capabilities, including progressing on our distribution system modernization, the Fuel Facility Program, and H-D1™ Marketplace, the leading marketplace for used Harley-Davidson® motorcycles in America. We also offered a rejuvenated Membership offering, adding 300,000 members in 2023 and connecting with over 700,000 members on our new community platform.

Shareholder Engagement In 2023
The Human Resources Committee Chair, Chief Financial Officer, Chief Human Resources Officer, and Investor Relations staff engaged with shareholders prior to our 2023 Annual Meeting of Shareholders and in the fall of 2023. Below is a summary of both outreach efforts along with the common feedback received and our corresponding actions in 2024:
Spring outreach: We held telephonic meetings with shareholders who accepted our invitation to engage, which represented approximately 45% of outstanding shares.
Fall outreach: We held telephonic meetings with shareholders who accepted our invitation to engage, which represented approximately 32% of outstanding shares.
For both spring and fall outreach efforts, the discussion focused on executive compensation and governance issues. In general, shareholders were highly supportive of our Chairman, President, and Chief Executive Officer along with the rest of the executive leadership team.
The following chart shows the consistent feedback we heard on our executive compensation design and the corresponding actions that we took in 2024.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	27

EXECUTIVE COMPENSATION

COMPENSATION AREA	AREA OF CONCERN	2024 ACTIONS
Short-term Incentive Plan or STIP	•Limited to one performance measure •Discretionary STIP adjustment in 2022 for the incremental accounting cost of the 2022 Aspirational Incentive Plan, or AIP	•Addition of a STIP measurement focused on percentage of retail sales growth of core motorcycle units
Long-term Incentive Plan or LTI	•Performance goals for each year of the 3- year target •Inclusion of non-financial performance goals	•Set 3-year performance targets •Removed non-financial measures
Aspirational Incentive Plan or AIP	•Overall concern with the accounting value of the AIP	•100% of the grant date fair value included in the summary compensation table proxy for calendar 2022 •No plans to repeat the AIP

CEO Pay 2021-2023

While the Summary Compensation Table discloses the fair value of equity awards in accordance with SEC requirements, the Summary Compensation Table values do not illustrate the alignment of pay with performance. Over the three-year period 2021 to 2023, the graphs below compare the CEO’s realized pay (what he actually “earned,” defined as "Realized Pay" below) to the CEO’s unrealized pay (the pay opportunity available for achieving target performance, or Target Pay, minus the Realized Pay). For the purpose of these charts, we have calculated each element of compensation as follows:

	SALARY	STIP	LTI and AIP
Target Pay	As reported in Summary Compensation Table	As reported in Grants of Plan-Based Awards Table (at Target)	As reported in Grants of Plan-Based Awards Table / Summary Compensation Table (at Target)
Realized Pay	Actual salary paid	Actual STIP earned / paid	Options: In-the-money value based on 2023 year-end stock price AIP Shares: Value based on actual / projected performance and 2023 year-end stock price RSUs: Value based on 2023 year-end stock price

28	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following graphs show CEO full-year Target Pay, Realized Pay and unrealized pay for 2021, 2022, and 2023 as well as cumulative pay for the three-year period
As the graphs show, our CEO’s realized pay has consistently trended below target pay over his three years as CEO. The unrealized pay primarily consists of unearned WIN stock options (granted in 2021) and AIP Performance Shares (granted in 2022) as our stock price exclusively dictates vesting under those plans. We believe this demonstrates that our compensation program is designed to effectively incentivize performance, including stock price performance.
The aggregate realized pay - the value of base salary, STIP payouts, and long-term incentives (LTI and AIP) - as of December 31, 2023, for our CEO for the last three fiscal years (2021-2023) was approximately 45% of the three-year total target pay.
The aggregate realized pay as of December 31, 2023, of long-term incentives (LTI and AIP) that we granted to our CEO for the last three fiscal years (2021-2023) is approximately 29% of the three-year total target pay relating to these awards.
•In-the-money value of WIN stock options as of December 31, 2023 was less than $40,000
•Value of the AIP Performance Shares as of December 31, 2023 was $0
Our Named Executive Officers (NEOs) for 2023 are as follows:

NAMED EXECUTIVE OFFICER	TITLE
Jochen Zeitz	Chairman, President, and Chief Executive Officer
Jonathan Root	Chief Financial Officer[1]
David Viney	Interim Chief Financial Officer[1]
Gina Goetter	Former Chief Financial Officer[1]
Edel O'Sullivan	Chief Commercial Officer
Jagdish Krishnan	Chief Digital and Operations Officer
Paul Krause	Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary

1 On April 28, 2023, Ms. Goetter stepped down as the Company’s Chief Financial Officer to pursue another opportunity outside the Company and Mr. Viney, Vice President and Treasurer of the Company assumed the role of Interim Chief Financial Officer of the Company, in addition to maintaining his duties as Treasurer. On June 26, 2023, Mr. Root, who had been Senior Vice President of HDFS, was appointed as the Chief Financial Officer of the Company.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	29

EXECUTIVE COMPENSATION
2023 Compensation Actions-Target
The following table shows the actions that the Committee took in 2023 for our NEOs relating to base salary, short-term incentives, and long-term incentives, which represent three of the four core elements of our compensation program.

NAMED EXECUTIVE OFFICER	Base Salary	STIP Target	LTI Target
Jochen Zeitz	Increased from $1.9M to $1.95M	Supplemental STIP component of $1.5M added for leadership with LiveWire and hiring of a LiveWire CEO	Increased from $6.0M to $6.5M
Jonathan Root	Increased from $425,000 to $575,000 with appointment to the CFO role	Increased from 60% to 85% with appointment to the CFO role	Increased from 100% to 140% with appointment to the CFO role
David Viney	No change	No change	No change
Gina Goetter	Increased from $550,000 to $575,000	No change	No change
Edel O'Sullivan	No change	No change	No change
Jagdish Krishnan	Increased from $500,000 to $575,000	Increased from 70% to 75%	No change
Paul Krause	Increased from $450,000 to $475,000	No change	No change

2023 Compensation Actions-Actual
Short-Term Incentive Plan (STIP): Similar to 2022, the Human Resources Committee approved combined HDMC and HDFS Operating Income as the sole measure for the 2023 Short-Term Incentive Plan, or STIP. All employees eligible for the STIP, including the NEOs, earned a reward equal to 66.4% of their target award as a percentage of base salary.
Additionally, to recognize Mr. Zeitz's leadership in carving out LiveWire and standing it up as a separate company and as an incentive to complete the process with the hiring of a new Chief Executive Officer for LiveWire, the Committee established a supplemental STIP component and award value for Mr. Zeitz of $1,500,000. Based on the appointment of Karim Donnez as LiveWire CEO effective June 12, 2023, Mr. Zeitz earned and received the supplemental STIP.
Long-Term Incentive (LTI): Performance under the 2021-2023 performance share cycle was based on the average achievement of stakeholder-based performance goals for each year during the three-year performance period. The average three-year result was then modified up or down within a range of +/- 15% by our three-year relative total shareholder return compared to that of five other publicly-traded companies in the consumer discretionary transportation space. The actual payout was 93.2% of target. The Human Resources Committee approved this pay-out on February 5, 2024. All NEOs except Messrs. Zeitz and Viney received this grant.
The performance cycles for our 2022-2024 and 2023-2025 performance shares reward selected participants, including our NEOs other than Messrs. Zeitz and Viney, based on the average achievement of stakeholder-based performance goals for each year during the three-year performance period. The average three-year result will then be modified up or down within a range of +/-15% by our three-year relative total shareholder return compared to that of five other publicly-traded companies in the consumer discretionary transportation space. Neither performance cycle has yet to be completed.
WIN Stock Options: We granted WIN stock options to Mr. Zeitz in December 2021. At the end of 2023, the highest 10-day average stock price that we achieved since we granted the WIN stock options was $49.46, which exceeded the first stock price hurdle of $45.00 under the stock options. Based on this, and because Mr. Zeitz remained employed as CEO through December 31, 2023, he earned 124,950 options with an exercise price of $36.63 and a 6-year exercise term. If Mr. Zeitz remains employed through December 31, 2024, he would earn an additional 64,400 options with the same $36.63 exercise price but with a full 10-year term to exercise.
Underpinning our compensation program, there are a number of policies and practices we have adopted to ensure we meet the high governance standards that our shareholders expect and that we expect of ourselves.

30	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

WHAT WE DO	WHAT WE DON’T DO
•Typically target pay levels around the 50th percentile
•Deliver the majority of target compensation based on performance
•Align our performance measures and goals with our strategy
•Use objective performance measures and goals, and clearly disclose them
•Promote retention through vesting periods of between one and three years
•Conduct an annual assessment of compensation risk
•Apply payout caps under our incentive plans
•Maintain a Clawback Policy
•Maintain Stock Ownership Guidelines
•Conduct an annual “say-on-pay” vote
•Review tally sheets annually
•Review executive talent and succession plans
•Engage an independent compensation consultant
•Use a double-trigger vesting provision on all long-term incentive awards

X Provide tax gross-ups on any change in
     control benefits
X Design plans that encourage excessive risk
X Enter into employment contracts
X Deliver guaranteed pay increases
X Deliver guaranteed incentive awards
X Hedging, pledging or short sales
X Option repricing

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	31

EXECUTIVE COMPENSATION
Compensation Design
Executive Compensation Philosophy
We intend for pay-for-performance to be our compensation philosophy.
We established the 2023 incentive plans in February 2023 and aligned them to The Hardwire, our 2021-2025 strategic plan.
In February 2023, the Human Resources Committee approved the following performance measures for our 2023 incentive plans and awards:

PERFORMANCE MEASURE	APPLICABLE TO	WHAT IT MEASURES
Combined HDMC and HDFS Operating Income	STIP	Measures HDMC and HDFS profitability.
HDMC Return on Invested Capital	Performance Shares	Measures how effectively and efficiently we manage HDMC capital investments.
HDMC Revenue	Performance Shares	Measures the HDMC revenue from the sale of motorcycles and related products.
HDMC and HDFS Workforce Engagement	Performance Shares	Measures the engagement of the workforce.
HDMC and HDFS Increased Diversity of Leadership Roles	Performance Shares	Measures the number of women and underrepresented employees in leadership roles as a percentage of the total number of employees in those roles.

32	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
An Overview of our Executive Compensation Program
In 2023, the Harley-Davidson compensation program, as it relates to the NEOs, was comprised of four core elements: base salary, short-term incentives, long-term incentives, and employee benefits.

ELEMENT[1]	PURPOSE	KEY FEATURES FOR 2023	CHANGES FOR 2024
Compensate executives competitively for their role at Harley-Davidson
•Based on the Committee's review of individual performance, we increased Mr. Zeitz's base salary from $1.9 million to $1.95 million
•Based on the Committee's review of competitive market data, individual performance, and a recommendation from Mr. Zeitz, we increased Ms. Goetter's and Messrs. Krause's and Krishnan's base salary
•Based on his promotion to Chief Financial Officer, we increased Mr. Root's base salary
•Based on his promotion to Chief Digital and Operations Officer, we increased Mr. Krishnan's base salary
•Based on the Human Resources Committee's review of market data and assessments of performance, we increased Mr. Krause's base pay

_____________________
1Percentage represents percent of the total direct compensation in 2023 for the specified element of compensation for our CEO and the average percent for NEOs Messrs. Root, Krishnan, and Krause, and Ms. O'Sullivan. Total direct compensation is base salary, target short-term incentives and target grant value of long-term incentives.

To drive and reward the achievement of financial and strategic priorities during the year
•Continued with HDMC and HDFS combined operating income as the sole measure
•Simple, focused plan with realistic targets set in February 2023
•Actual payout could range from 0 to 200% of target
•All STIP eligible employees participated in this plan
•A supplemental target of $1,500,000 was added to Mr. Zeitz's STIP to recognize his leadership in carving out LiveWire and standing it up as a separate company and as an incentive to complete the process with the hiring of the LiveWire CEO

•Based on shareholder feedback, in 2024 we added an additional performance measurement to the STIP tied to core unit retail sales growth
•Mr. Zeitz STIP target does not include any supplemental elements for 2024

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	33

EXECUTIVE COMPENSATION

To drive and reward the achievement of stakeholder priorities and shareholder value
For our CEO
•Long-term incentives were all RSUs and accounted for 59.9% of total compensation
For other NEOs
•Long-term incentives included the following:
•Performance Shares:
◦Retained 60% weighting
◦Actual payout can range from 0-200% of target at the end of the three-year performance cycle
•Restricted Stock Units
◦Retained 40% weighting
•Based on shareholder feedback, in 2024 we changed our LTI plan design for performance shares ◦Moved to 3-year performance goals ◦Removed non-financial measures

OTHER NEO LONG-TERM INCENTIVES

16.9%
42.3%
25.4%
PSU
RSU

Employee Benefits	To provide market-typical benefits that enable executives to undertake their roles and ensure their well-being
•Benefit programs offered to executives in similar form and manner as other employees
•Retirement plans vary by individual and include participation in the 401(k) plan, a deferred compensation plan, and in certain circumstances, a defined benefit plan
•No changes recommended for 2024

34	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Pay Mix
The majority of target compensation for our NEOs, including the CEO, is at-risk variable compensation, with a significant emphasis on equity-based compensation. Our approach reflects our compensation philosophy, pay-for-performance. The following graphs set out the value of our compensation elements for 2023 assuming performance at target.
Note: The Pay Mix reflects Mr. Zeitz's and NEOs Messrs. Root, Krishnan, and Krause, and Ms. O'Sullivan's base salary, target STIP, and the target grant value of long-term incentives.
Pay-for-Performance at Harley-Davidson
We have designed our compensation program such that compensation outcomes in years of strong performance should trend above target, while outcomes trend downward in years where performance is below expectations. There are a variety of factors that can impact this trend year-to-year, including, but not limited to, broad consumer and economic market factors, changes in global trade conditions, supply availability, and labor costs.
The tables below show the STIP and performance share payouts as a percentage of target over the last five years.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	35

EXECUTIVE COMPENSATION
COMPENSATION GOVERNANCE
Compensation Oversight
The Human Resources Committee, which Michael J. Cave chaired through May 18, 2023 and Maryrose Sylvester now chairs, consists of four independent Directors. During 2023, the Human Resources Committee met four times. The Human Resources Committee has overall responsibility for approving the total direct compensation of our executive leadership team, which includes the CEO and all other NEOs. In addition, the Human Resources Committee reviews other aspects of compensation, such as our deferred compensation plans, retirement plans, and health and welfare plans. The Human Resources Committee is also involved in assessing the results of an annual talent assessment and reviews succession plans for leadership roles.
The Human Resources Committee receives information and support from an independent consultant, as well as management, both of which impact the ultimate determination of the Human Resources Committee.

Shareholders can find additional information about the Human Resources Committee in the Board Matters and Corporate Governance section starting on page 16.
Use of an Independent Consultant
The Human Resources Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Each year, the Human Resources Committee reviews and approves the scope and associated consulting fees and evaluates the consultant’s subsequent performance. In 2023, the Human Resources Committee continued to use Pay Governance LLC to provide services and advice related to executive compensation. As its primary areas of support, Pay Governance provides the following:
•Market data and advice related to our CEO’s compensation level and incentive design;
•Market data and an associated review of our compensation levels, performance goals and incentive designs for other executives;
•Annual executive compensation plan design;
•Long-term incentive plan design;
•Change-in-control protection review; and
•General market and regulatory updates.
In accordance with SEC and NYSE requirements, the Human Resources Committee reviewed Pay Governance's independence during the year and confirmed that Pay Governance is independent and that no conflict of interest is present.

36	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
The Annual Process
The Human Resources Committee approves an annual calendar each year, which outlines the items that it will address at each meeting. Across its typical four meetings, the Human Resources Committee primarily reviews and approves items related to the CEO as well as broader executive officer compensation, including matters outlined in our stock plans. More broadly, the Human Resources Committee annually approves various incentive plans that apply across Harley-Davidson, which aligns our employees' goals with the strategic plan, while also providing an opportunity for individual performance recognition. The Human Resources Committee also reviews succession plans for the leadership team and an annual talent assessment.
In the sections that follow, we provide additional details on some of the most important aspects of the Human Resources Committee’s work in 2023.
Compensation Peer Group
On an annual basis, the Human Resources Committee undertakes a review of the compensation peers that we use to provide insight into market competitive pay levels and practices.
The Human Resources Committee utilizes a peer group comprised of companies that meet industry and financial criteria, including: (1) status as a publicly-traded North American company on a major exchange; (2) industrial manufacturer or consumer brand; (3) comparability in size and scope, generally based on revenue, total market capitalization and capital intensity; and (4) geographic revenue mix and status as proxy advisor peers, and reflect a balanced mix of H-D’s key business attributes:
•Consumer brand;
•Lifestyle brand;
•Iconic / premium brand;
•Capital intensive product offerings;
•Large scale industrial manufacturing capabilities;
•Dealer network; and
•Geographically diverse / global.

We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, asset class focus, etc.) and make adjustments accordingly. Based on this review, the Human Resources Committee approved the following compensation peer group for use in 2023:

Brown-Forman Corporation	Molson Coors Beverage Company	RH	The Goodyear Tire & Rubber Company
BRP Inc.	Lululemon Athletica	Tapestry, Inc.	The Toro Company
Brunswick Corporation	Polaris Inc.	Tempur Sealy International, Inc.	Thor Industries, Inc.
MillerKnoll, Inc.	PVH Corp.	Textron Inc.	Winnebago Industries, Inc.
Managing Compensation-Related Risks
We design our compensation program with the understanding that while some degree of risk is necessary and appropriate, we believe our compensation program should not encourage excessive or inappropriate risk. The Human Resources Committee regularly monitors and evaluates our compensation policies and practices to ensure they align with good governance practices.
The Human Resources Committee annually undertakes a compensation risk assessment to establish whether our compensation program is successfully achieving these objectives, while aligning pay with performance. The 2023 review concluded that our compensation program, particularly our cash incentive plans and long-term incentives, appropriately balance risk, pay-for-performance, and the desire to focus executives on specific financial and operational measures. The Human Resources Committee believes our program does not encourage unnecessary or excessive risk-taking, nor does it create risks that are reasonably likely to have a material adverse effect on the Company.
We have adopted the following policies and agreements to further underpin our executive compensation program with robust governance practices. The Human Resources Committee believes these are appropriate and reflect the expectations of our shareholders while providing for clear alignment between the interests of executives and those of our shareholders.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	37

EXECUTIVE COMPENSATION
Clawbacks
The Human Resources Committee believes it makes good business sense to reserve the right to claw back, or recoup, previously paid compensation or adjust credited compensation in certain circumstances. Harley-Davidson's Clawback Policy allows compensation to be recouped if the Board or an appropriate Board Committee determines that an executive officer engaged in any fraud or intentional misconduct that was a contributing factor to Harley-Davidson having to restate any financial statements filed with the SEC due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. See our latest Annual Report on Form 10-K filing on February 23, 2024 for the complete Clawback Policy.
Compensation subject to forfeiture will be any bonuses paid, or credited to, or any other incentive compensation earned by, an executive officer in excess of the amounts that would have been paid or credited to, or earned by, such executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement based directly on the restated financial results.
Stock Ownership Guidelines
To reinforce the link between the long-term interests of our executives and all stakeholders, including our shareholders, we require Directors and executives to own a minimum amount of our common stock. In 2021, the Human Resources Committee approved changes to our Director and Senior Executive Stock Ownership Guidelines based on recommendations from Pay Governance to more closely align with market practice and our organizational structure. Our guidelines were unchanged for 2023 and are structured as follows:

TITLE	BASE SALARY GUIDELINE
CEO	6X
In assessing the level of achievement, the Human Resources Committee takes into account personal holdings, (whether held directly or indirectly through the 401(k) plan, trusts, majority-owned entities or family members) and vested or unvested restricted stock units. Unearned performance shares and vested stock options do not count for purposes of compliance with stock ownership guidelines.

Senior Executive Leaders (including NEOs)	3X
Other Executives	1X
The Human Resources Committee annually reviews progress and compliance with the stock ownership guidelines, with a failure to meet or show sustained progress towards achievement resulting in the potential reduction in or restriction of future stock awards. The Human Resources Committee recommended and the Board approved a five-year phase in period, to allow time for our executives and Directors to come into compliance with the guidelines. As of December 31, 2023, Mr. Zeitz had met the ownership level required by the guidelines and all of our other NEOs had additional time to meet the ownership level required by the guidelines.
Option Repricing
Under our stock plan, the repricing or exchange of underwater stock options is prohibited.
Maximum Caps and Ability to Reduce Awards
Our annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there is a 200% cap on all cash payouts. Under our long-term incentive plan, the maximum payout for performance shares is 200% of the initial number of shares granted, although the value of awards remains subject to upward and downward movement in our share price.
Anti-Hedging and Pledging Policy
Given certain forms of hedging and pledging protect the individual from the full risks associated with share ownership, Directors, officers, and employees are prohibited from any hedging or pledging transactions with respect to Company securities. Without limitation, the prohibition on hedging includes any financial instruments or other transactions that hedge or offset, or are designed to hedge or offset, any position relating to Company securities (including compensation awards), including prepaid variable forward contracts, equity swaps, collars, puts, calls, and other derivative instruments and exchange funds.
This maximizes the alignment of interests with our stakeholders and minimizes the risk of executives making decisions that are not in the sustainable long-term interests of Harley-Davidson.

38	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
2023 COMPENSATION DECISIONS AND OUTCOMES
Base Salary
The Human Resources Committee undertakes an annual review of NEO salaries to determine whether to adjust salaries. In making this determination, the Human Resources Committee generally considers a broad range of factors when setting salary, including market levels in our compensation peer group around median, internal equity among similarly situated executives within Harley-Davidson, individual performance, experience, job scope, impact, accomplishments, general business performance and economic conditions. The base salaries for our NEOs at the end of 2023 are stated in the table below. Ms. Goetter's stated salary is her base salary at the time of her departure.

NAMED EXECUTIVE OFFICER	2023 BASE SALARY	CHANGE FROM 2022
Jochen Zeitz	$1,950,000	3%
Jonathan Root	$575,000	35%
David Viney	$360,500	3%
Gina Goetter	$575,000	5%
Edel O'Sullivan	$475,000	0%
Jagdish Krishnan	$575,000	17%
Paul Krause	$475,000	5%
2023 Short-Term Incentive Plan (STIP)
The short-term incentive plan the Human Resources Committee approved in February 2023 continued to utilize combined HDMC and HDFS operating income as the sole performance measure. The Human Resources Committee believes the short-term incentive plan design aligns the incentives of participants with the overall performance of the Company.
In February 2023, as part of the annual target setting process, the Human Resources Committee reviewed and approved the amount of compensation that we would pay to each NEO (except Messrs. Root & Krishnan) under the short-term incentive plan, expressed as a percentage of their base salary, if the actual Company performance resulted in a payout at target for 2023. We set Mr. Root's target percentage as part of his compensation for the role of CFO and Mr. Krishnan's target percentage as part of his compensation for the role of Chief Digital and Operations Officer. The target bonus opportunities are set forth below.
The design of the short-term incentive plan was such that, if we did not achieve the minimum level of performance, then there would be no payout. If we achieved the minimum level of performance, the threshold payout was 50% of the target opportunity; performance at or above the upper end of performance goal would result in a payout of 200% of the target opportunity. If combined HDMC and HDFS operating income did not achieve a minimum (threshold) level of $828 million, there would be no payout.
For 2023 only, to recognize his leadership in carving out LiveWire and standing it up as a separate company and as an incentive to complete the process with the hiring of a new CEO for LiveWire, the Committee established a supplemental STIP component and award value for Mr. Zeitz of $1,500,000.

NAMED EXECUTIVE OFFICER	2023 Target Bonus Opportunity (% of Base Salary)
Jochen Zeitz	123%
Jonathan Root	85%
David Viney	50%
Gina Goetter	85%
Edel O'Sullivan	90%
Jagdish Krishnan	75%
Paul Krause	65%

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	39

EXECUTIVE COMPENSATION
2023 Performance Measures and Achievements

2023 Short-Term Incentive Awards
In 2023, combined HDMC and HDFS operating income was $896 million, which resulted in a payout of 66.4% of the target opportunity. For each NEO, we reflect their STIP payout in the summary compensation table under non-equity incentive plan compensation.

PERFORMANCE MEASURE (WEIGHT)	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT
Operating Income (100%) ($ in millions)	$828	$1,035	$1,242	$896	66.4%
2023 Long-Term Incentive Awards
Equity-based awards provide a direct alignment of interests with our shareholders, given the exposure to upward and downward movement in Harley-Davidson’s share price over the long-term. For our executive officers, we generally make long-term incentive awards in the form of two types of equity-based awards that enable the Human Resources Committee to achieve a combination of objectives:
•Performance shares enable the Committee to incentivize and reward performance in areas critical to our success; and
•Restricted stock units help us retain our senior executives, whose experience is critical to the successful execution of our plans and strategies.
For each NEO, other than Messrs. Zeitz and Viney, the Human Resources Committee determined a target value of long-term incentive opportunity, which we express as a percentage of base salary. We issued Mr. Root's 2023 grant at a 100% target based on his role at the time as Senior Vice President of Harley-Davidson Financial Services; upon his promotion to Chief Financial Officer, the Committee approved his new target of 140% to apply to future grants.
We converted the target value of long-term incentive opportunity for each NEO (other than Messrs. Zeitz and Viney) into an award of performance shares and an award of restricted stock units. For this conversion, we valued each performance share and each restricted stock unit at an amount equal to the closing price of a share of our stock on the date of grant.

NAMED EXECUTIVE OFFICER	TARGET AWARD VALUE (% OF BASE SALARY)	LONG-TERM INCENTIVE MIX
		PERFORMANCE SHARES (60% OF TOTAL TARGET VALUE)	RESTRICTED STOCK UNITS (40% OF TOTAL TARGET VALUE)
Jonathan Root	100%	$255,000	$170,000
Gina Goetter	140%	$483,000	$322,000
Edel O'Sullivan	120%	$342,000	$228,000
Jagdish Krishnan	140%	$420,000	$280,000
Paul Krause	120%	$342,000	$228,000
The Human Resources Committee decided to maintain the same mix of performance shares (60%) and restricted stock units (40%) in 2023 that it had used in 2022. The Human Resources Committee believes that the 60/40 mix of performance shares and restricted stock units provides the appropriate balance of retention and performance. We believe the mix is balanced to incentivize the team to deliver. Because turnover is common during times of significant change and transformation, we believe providing 40% of our target value for long-term incentives in the form of RSUs helps us incentivize and retain top talent.
Upon Ms. Goetter's departure from the Company on April 28, 2023 she forfeited the full value of the shares listed above.
As part of the compensation terms that the Board of Directors approved for Mr. Zeitz on February 9, 2023, he received RSUs valued at $6,500,000 in 2023.
As part of his compensation terms as Treasurer, which the then CFO approved when Mr. Viney began his employment as Treasurer in June 2022, Mr. Viney received RSUs valued at $253,000 in 2023.
2023 Performance Share Awards
Performance shares allow the executive to earn a specified number of shares of our common stock at the end of the three-year performance period (2023 through 2025) that will range between 0% and 200% of the initial shares awarded. As a result, the number of performance shares an NEO earns is based on Company performance and the value that the NEO realizes is tied to the stock price when the shares vest at the end of the performance period. To the extent awards vest, the participant will also receive the accumulated dividends that have accrued over the performance period, in direct proportion to the number of performance shares that actually vest.

40	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
We believe Harley-Davidson must deliver for all our stakeholders, including our shareholders, our customers, our employees, and our communities. As a result, for the 2023-2025 performance period, the Human Resources Committee approved performance shares that will reward selected participants, including our NEOs other than Messrs. Zeitz and Viney, based on the average achievement of stakeholder-based performance goals for each year during the three-year performance period. The average will then be modified up or down within a range of +/-15% by our three-year relative total shareholder return compared to that of five other publicly traded companies in the consumer discretionary transportation space.
The Human Resources Committee approved the measures for year one of the 2023-2025 performance shares in February 2023. The following tables show the year one, or 2023, measures and weightings as well as the 2023 threshold, target, and maximum performance ranges.

PERFORMANCE MEASURE	WEIGHTING	DEFINITION
HDMC ROIC	25%
The quotient obtained by dividing (i) HDMC operating income after tax by (ii) combined HDMC Invested Capital in the year.

Invested Capital: the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding accumulated other comprehensive income or loss for pension, and postretirement benefit plans, net of tax.

HDMC Revenue	25%	Total revenue from HDMC.
HDMC and HDFS Employee Engagement	25%	The measure is simply the percentage of employees who were engaged based on the results of our annual survey results.
HDMC and HDFS Workforce Representation	25%	The total number of women and underrepresented employees in manager or above roles across the globe as a percent of the total number of employees in manager or above roles.

2023 PERFORMANCE MEASURE	THRESHOLD	TARGET	MAXIMUM
HDMC ROIC	16.3%	21.9%	27.4%
HDMC Revenue	$3.9B	$5.3B	$6.6B
Employee Engagement	57.0%	60.0%	65.0%
Workforce Representation	44.0%	46.0%	48.0%
2023 Restricted Stock Unit Awards
Restricted stock unit awards allow the executive to earn a specified number of shares of our common stock at the end of a restricted period. Awards vest in three equal installments on the first, second, and third anniversaries of the grant date subject to continued employment. At the time of vesting, the executive will receive dividends that were declared quarterly related to unvested shares. The Human Resources Committee believes that restricted stock unit awards complement our use of performance shares by providing an effective and valuable tool to attract and retain executives.
Under the general vesting rules, a recipient who has reached the age of 55 is eligible for retirement and, upon retirement from the Company, will have all awards that were granted 12 or more months prior to the date of retirement vest upon retirement.
The awards for all NEOs vest ratably over 3 years.
Payout of the 2021 Performance Share Awards
In 2021, the Human Resources Committee approved grants of performance shares which, subject to performance during 2021, 2022, and 2023, were eligible for vesting in a range between 0% and 200% of the initial award amount. Performance was assessed against four performance measures, tied to our areas of long-term strategic focus based on the average achievement of stakeholder-based performance goals for each year during the three-year performance period. The average three-year result was then subject to modification up or down within a range of +/-15% based upon our three-year relative total shareholder return compared to that of five other publicly-traded companies in the consumer discretionary transportation space.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	41

EXECUTIVE COMPENSATION
The following graph shows the results of each performance measure each year and the cumulative percentage that we actually achieved. As previously noted, participants earned 2021-2023 performance shares at 93.2% of target, which was the TSR adjusted percentage.

		Preliminary payout as % of Target
Performance Measure	Weight	2021	2022	2023	Achievement %	TSR Modifier
Combined HDMC (and LiveWire) ROIC	25%	50.0%	21.0%	17.5%	29.5%	Modifier Result -15%
Combined HDMC (and LiveWire) Revenue	25%	38.0%	24.9%	20.6%	27.8%
HDI Employee Engagement	25%	22.1%	31.0%	20.8%	24.6%
HDI Workforce Representation	25.0%	33.2%	50.0%	—%	27.7%
Total	100%	143.3%	126.9%	58.9%	109.7%	93.2%
Note: 2021 and 2022 ROIC and Revenue include LiveWire, 2023 only includes HDMC.
The peer group for the 2021-2023 performance awards used to calculate the Total Shareholder Return (TSR) modifier consisted of the following five companies: BRP Inc., Brunswick Corporation, Polaris Inc, Thor Industries, Inc., and Winnebago Industries, Inc. Below is the modifier scale that the Human Resources Committee approved.

Harley-Davidson Rank	Modifier	Harley-Davidson Cumulative TSR and Rank Throughout the Performance Period
		2021	2021-22	2021-23 (Final)
1	+15%	+4.3% Rank = 6	+16.9% Rank = 2	+5.5% Rank = 6
2	+10%
3	+5%
4	0
5	(7.5)%
6	(15)%
Harley-Davidson's 2021-2023 TSR of +5.5% at the end of 2023, which is what we used to calculate the TSR modifier, placed the Company 6th out of 6 companies which resulted in a final pay modifier of -15%. For reference, we share where our TSR ranked at year-end 2021 and 2022. TSR reflects stock price appreciation and dividend reinvestment over the Performance Period. We calculated TSR consistently for the Company and each of the peer companies.
WIN Stock Options Vested in 2023
At the end of 2023, the highest 10-day average stock price achieved since granting the WIN stock options to Mr. Zeitz in December 2021 was $49.46, which is over the first stock price hurdle of $45.00 under the options. We achieved this on February 15, 2023. Based on this, and because Mr. Zeitz remained employed as CEO through December 31, 2023, he earned 124,950 options with an exercise price of $36.63 and a 6-year exercise term. If Mr. Zeitz remains employed as CEO through December 31, 2024, he would earn an additional 64,400 options with the same $36.63 exercise price but with a full 10-year term to exercise.
Aspirational Grant Vested in 2023
At the end of 2023, the highest 30-day average stock price that we achieved since granting the AIP Performance Shares did not reach the first threshold of $70.00, so none of the eligible NEOs earned any AIP Performance Shares.
Other Elements of Compensation
The final elements of our executive compensation program are the benefits and limited executive perquisites that we provide. We generally offer benefits in a form and manner similar to our other salaried employees, with a goal across the Company of being competitive in the markets in which we compete for talent.

42	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Retirement and Savings Plans
There are several retirement and savings plans the Company offers to eligible employees. Any eligible employee participates on the same terms as the executive officers.

PLAN	OVERVIEW
Active Plans
HD Retirement Savings Plan for Salaried Employees	Qualified section 401(k) savings plans for eligible employees, which we believe are competitive with plans of other similar companies. All NEOs participate in this plan.
HDI Deferred Compensation Plan
A non-qualified Deferred Compensation Plan for salaried employees in which a group of highly compensated employees (as defined by the Internal Revenue Code) is eligible to participate, including the NEOs.
Under our non-qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under the Retirement Savings Plan if statutory limits that apply to that plan as a qualified plan under the Internal Revenue Code had not been applicable.
Under the terms of this Plan, participants can defer a portion of their base salary and a portion of their annual STIP payment. If a participant in this Plan makes an election to defer eligible compensation, and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified Employee Retirement Savings Plan, then the participant will also receive company matching contributions in this Plan that would have been made in the qualified Employee Retirement Savings Plan if no statutory limit had been applicable.
We believe earnings on amounts deferred reflect the returns available in the market because investment options in the Deferred Compensation Plan that are participant-directed are similar to those that exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code.
All NEOs are eligible to participate in this plan.

Perquisites
In addition to the benefits detailed above, the NEOs received a limited number of perquisites in 2023. We provide limited perquisites to ensure we remain market competitive.

PERQUISITE	OVERVIEW
Use of Corporate Aircraft	The Human Resources Committee has approved limited personal use of the corporate aircraft by Mr. Zeitz.
ADDITIONAL INFORMATION
Tax and Accounting Considerations
Section162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1,000,000 in any year. The Human Resources Committee believes that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation, even though doing that may result in certain non-deductible compensation expenses. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executives is likely not to be fully deductible for tax purposes due to Section 162(m).
Equity Award and Grant Practices
We make awards of equity to certain employees, including our NEOs and our non-employee Directors, under an established process that the Committee has approved using shareholder-approved stock plans.
Annual equity awards to employees historically have taken place in February after the release of fourth-quarter earnings, at which time the “window” for effecting transactions in our stock is generally open for those employees who may, through their job responsibilities, have access to material non-public information.
Off-cycle equity award grants may only be effective on dates during an open window period and occur after the CEO or Human Resources Committee determines that an individual is deserving of an award because: (i) an eligible employee is a recent hire; (ii) an employee has excelled in their role; (iii) an eligible employee is promoted to a new position (which is stock eligible); (iv) an eligible employee is highly valued and management wants to retain the individual; or (v) an eligible employee was inadvertently omitted from the annual award list.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	43

EXECUTIVE COMPENSATION
Tally Sheets
The Human Resources Committee reviews tally sheets every year that are comprehensive and show the full range of compensation under a variety of employment scenarios. The Human Resources Committee believes the annual review of tally sheets is helpful and considers them as part of its deliberations regarding executive pay every year.
Employment Contracts
We do not enter into employment contracts with executives that provide for ongoing terms of employment.
Transition Agreements and Change of Control
On December 31, 2023, we had Transition Agreements with Messrs. Zeitz, Root, Krause, and Krishnan, and Ms. O'Sullivan, which become effective upon a change of control of Harley-Davidson, Inc. as defined in their Transition Agreements.
In the agreements with these NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive.
The Transition Agreements do not provide for the payment of an excise tax gross-up or any benefits in the event the executive voluntarily terminates their employment for any reason after a change of control. There is no immediate vesting of equity awards upon a change of control for NEOs who are parties to Transition Agreements.
We believe the circumstances that entitle an individual to payments upon termination of employment following a change of control strike the appropriate balance between protecting the interests of our shareholders and our executives. The table in the “Payments Made Upon Termination-Change of Control” section provides estimates of the amounts of compensation payable to each eligible NEO, if any, upon a change of control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change of Control table.
Executive Severance
All NEOs are covered under our Executive Severance Plan that, if we terminate employment for reasons other than for cause, provides for a base salary continuation benefit of 12 months for Mr. Viney and 24 months for the remaining NEOs, prorated annual incentive plan payment, and a lump sum payment for medical, dental and vision benefit plans based on the number of months of severance, and the Company’s contribution for such benefits, as well as a payment in lieu of outplacement benefits. To receive a severance payment under this Plan, the executive must execute a general release of claims against the Company and agree to certain restrictive covenants.

44	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
2023 COMPENSATION DETAILS AND SUPPORTING TABLES
Summary Compensation Table

NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (1) (d)	STOCK AWARDS ($) (2) (e)	OPTION AWARDS ($) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (3) (g)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (h)	ALL OTHER COMPENSATION ($) (4) (i)	TOTAL ($) (j)
Jochen Zeitz President and Chief Executive Officer	2023	$1,948,000	$—	$6,500,029	$—	$3,093,600	$—	$411,651	$11,953,280
	2022	$1,900,000	$—	$38,407,535	$—	$2,738,400	$—	$278,929	$43,324,864
	2021	$2,500,000	$—	$6,000,030	$6,435,000	$3,000,000	$—	$170,538	$18,105,568
Jonathan Root Chief Financial Officer	2023	$503,000	$—	$490,475	$—	$249,689	$—	$51,462	$1,294,626
David Viney Former Interim Chief Financial Officer	2023	$360,500	$150,000	$253,016	$—	$119,686	$—	$21,742	$904,444
Gina Goetter Former Chief Financial Officer	2023	$188,000	$—	$884,154	$—	$—	$—	$84,042	$1,156,196
	2022	$550,000	$—	$3,250,308	$—	$533,418	$—	$36,327	$4,370,053
	2021	$475,000	$—	$402,622	$—	$1,140,000	$—	$17,654	$2,035,276
Edel O'Sullivan Chief Commercial Officer	2023	$475,000	$—	$607,867	$—	$283,860	$—	$64,172	$1,430,899
	2022	$475,000	$—	$3,052,053	$—	$487,778	$—	$29,437	$4,044,268
	2021	$398,219	$500,000	$347,275	$—	$716,795	$—	$—	$1,962,289
Jagdish Krishnan Chief Digital and Operations Officer	2023	$562,000	$—	$794,675	$—	$276,893	$—	$62,850	$1,696,418
	2022	$475,000	$—	$3,185,656	$—	$379,383	$—	$38,035	$4,078,074
	2021	$475,000	$—	$402,622	$—	$665,000	$—	$22,386	$1,565,008
Paul Krause Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary	2023	$474,000	$—	$602,834	$—	$205,010	$—	$69,662	$1,351,506
	2022	$450,000	$—	$2,171,360	$—	$333,743	$—	$36,025	$2,991,128
(1)    On April 28, 2023, Ms. Goetter stepped down as the Company’s Chief Financial Officer to pursue another opportunity outside the Company and Mr. Viney, Vice President and Treasurer of the Company, assumed the role of Interim Chief Financial Officer of the Company, in addition to maintaining his duties as Treasurer of the Company. On June 26, 2023, Mr. Root, who had been Senior Vice President of HDFS, was appointed as the Chief Financial Officer of the Company. Mr. Viney received a $150,000 completion bonus for his role as Interim CFO.
(2)     We calculated the compensation related to stock (restricted stock units and performance shares) based on the grant date fair value of an award as determined pursuant to Accounting Standards Codification Topic 718 ("ASC 718"). We based the grant date fair value of restricted stock unit awards on the market price of the underlying stock as of the date of grant (which considers the value of dividend equivalents that the holder is entitled to receive). The grant date fair values of the performance shares were determined using a Monte Carlo simulation on the date of grant pursuant to ASC 718. Refer to Note 16 of our financial statements included in our 2023 Annual Report on Form 10-K for details regarding assumptions we used to value the performance shares. The value included in the summary compensation table is based on achieving the performance objectives at target. The maximum performance share award value for 2023 grants of performance share awards, based on the grant date fair value per performance share, is 200% of the target amount, which equates to the following amounts based on our stock price on the date of grant: Mr. Root - $640,949, Ms. Goetter - $1,021,150, Ms. O'Sullivan - $759,722, Mr. Krishnan - $1,029,281 and Mr. Krause - $749,655. Mr. Viney did not receive a performance share grant in 2023.
(3)    The amount in this column for 2023 includes the amounts each NEO earned under their STIP award for 2023 which we paid during 2024. For each year in this table, this column shows compensation for the year in which it was earned, even if we paid the amount during the following year. In addition to earning a STIP award based on financial performance, Mr. Zeitz also earned an additional $1,500,000 as part of the 2023 STIP plan to recognize his leadership in carving out LiveWire and standing it up as a separate company and as an incentive to complete the process with the hiring of a new CEO for LiveWire, which was paid in 2023.
(4)     All other compensation in 2023 consisted of the following:

	401(K) PLAN CONTRIBUTION	DEFERRED COMPENSATION PLAN CONTRIBUTION	HEALTHCARE ACCOUNT CONTRIBUTION	AIRCRAFT USAGE(i)	TOTAL
Jochen Zeitz	$27,050	$185,912	$—	$198,689	$411,651
Jonathan Root	$27,050	$24,412	$—	$—	$51,462
David Viney	$21,742	$—	$—	$—	$21,742
Gina Goetter	$27,050	$56,992	$—	$—	$84,042
Edel O'Sullivan	$27,050	$37,122	$—	$—	$64,172
Jagdish Krishnan	$27,050	$35,050	$750	$—	$62,850
Paul Krause	$27,050	$42,612	$—	$—	$69,662
(i)Compensation for executive aircraft usage is based on the incremental cost to the Company. Incremental cost is calculated based on an annual average cost per flight hour which includes costs for fuel, landing/hanger fees, crew travel costs, catering, and other variable flight expenses. This annual average cost per flight hour is then multiplied by the hours flown in connection with executive aircraft usage, including any flight hours necessary to reposition the aircraft. Since we use our aircraft primarily for business travel, we do not include costs that the Company would have incurred regardless of executive aircraft usage, such as depreciation, pilot salaries, and maintenance costs. In addition, the amount of compensation for executive aircraft usage includes approximately $58,000 related to the cost of chartering an aircraft during maintenance of the Company aircraft.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	45

EXECUTIVE COMPENSATION
GRANTS OF PLAN BASED AWARDS FOR 2023

NAME (a)		AWARD DATE (4)	GRANT DATE (b)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (3) (#) (i)	ALL OTHER OPTION AWARDS: NUMBER OF SECUR- ITIES UNDER- LYING OPTION (#) (j)	EXER- CISE OR BASE PRICE OF OPTION AWARDS ($/sh) (k)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (l)
				THRES- HOLD ($) (c)	TARGET ($) (d)	MAXIMUM ($) (e)	THRES- HOLD (#) (f)	TARGET (#) (g)	MAXIMUM (#) (h)
Jochen Zeitz	STIP	02/05/23	02/05/23	$1,200,000	$2,400,000	$4,800,000
	RSUs	02/09/23	02/09/23							135,927			$6,500,029
Jonathan Root	STIP	02/05/23	02/05/23	$188,000	$376,000	$752,000
	Performance Shares	02/03/21	02/09/23				1,251	2,502	5,004				$128,102
	Performance Shares	02/09/22	02/09/23				981	1,962	3,924				$102,868
	Performance Shares	02/09/23	02/09/23				889	1,778	3,556				$89,505
	RSUs	02/09/23	02/09/23							3,555			$170,000
David Viney	STIP	02/05/23	02/05/23	$90,125	$180,250	$360,500
	RSUs	02/09/23	02/09/23							5,291			$253,016
Gina Goetter	STIP	02/05/23	02/05/23	$244,375	$488,750	$977,500
	Performance Shares	02/03/21	02/09/23				2,015	4,029	8,058				$206,285
	Performance Shares	02/09/22	02/09/23				1,777	3,554	7,109				$186,354
	Performance Shares	02/09/23	02/09/23				1,684	3,367	6,734				$169,495
	RSUs	02/09/23	02/09/23							6,734			$322,020
Edel O'Sullivan	STIP	02/05/23	02/05/23	$213,750	$427,500	$855,000
	Performance Shares	02/03/21	02/09/23				1,191	2,381	4,762				$121,907
	Performance Shares	02/09/22	02/09/23				1,316	2,631	5,262				$137,943
	Performance Shares	02/09/23	02/09/23				1,192	2,384	4,768				$120,011
	RSUs	02/09/23	02/09/23							4,768			$228,006
Jagdish Krishnan	STIP	02/05/23	02/05/23	$208,500	$417,000	$834,000
	Performance Shares	02/03/21	02/09/23				2,015	4,029	8,058				$206,285
	Performance Shares	02/09/22	02/09/23				1,535	3,070	6,140				$160,960
	Performance Shares	02/09/23	02/09/23				1,464	2,928	5,856				$147,396
	RSUs	02/09/23	02/09/23							5,856			$280,034
Paul Krause	STIP	02/05/23	02/05/23	$154,375	$308,750	$617,500
	Performance Shares	02/03/21	02/09/23				1,212	2,424	4,848				$124,109
	Performance Shares	02/09/22	02/09/23				1,247	2,493	4,986				$130,708
	Performance Shares	02/09/23	02/09/23				1,192	2,384	4,768				$120,011
	RSUs	02/09/23	02/09/23							4,768			$228,006
(1)In February 2023, the Human Resources Committee formally approved the STIP relating to 2023 performance. Under this plan, each eligible NEO had the potential to earn the estimated future payouts that we disclose above during 2023. We include further details regarding this plan, including information on performance criteria, in the “2023 Short-Term Incentive Plan” section of the “Compensation Discussion and Analysis”. The estimated future STIP amounts disclosed above for Messrs. Root and Krishnan include revisions made subsequent to February 2023, in connection with promotions they received during 2023.
(2)Performance shares shown as granted in 2023 include one-third of the performance share award approved in each of the last three years including 2023, 2022 and 2021 (other than the AIP Performance Shares). Under ASC 718, shares are not considered granted until the grantor and grantee reach a mutual understanding of the key terms and conditions of the award. Therefore, the total performance share award for each year is considered granted in three equal

46	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
amounts on the dates the annual performance goals for each fiscal year are communicated. The performance shares allow NEOs to earn a specified number of shares of our common stock at the end of a three-year performance period that will range between 0% and 200% of the target level award amount. The number of shares of our stock that the NEO will earn under each award will be based on the Company's average achievement of internal performance goals for each fiscal year during the award's three-year performance period modified by the Company's relative total shareholder return performance compared to a predetermined peer group, measured over the same three-year performance period. The annual performance goals for each fiscal year are established and communicated to the NEO at the beginning of each fiscal year. The performance measures for the 2023 fiscal year relate to HDMC return on invested capital, HDMC revenue, HDI workforce representation, and HDI employee engagement and are subject to total shareholder return modifier. We discuss these measures under “2023 Long-Term Incentive Awards” in the “Compensation Discussion and Analysis.” Earned shares will vest only if the individual remains an employee through the vesting date or certain other circumstances apply. To the extent that these awards vest, the participant will receive the accumulated dividends that have accrued over the performance period in direct proportion to the number of performance shares that actually vest.
(3)Restricted stock unit awards allow NEOs to receive shares of our common stock in the future only after the awards vest, which will occur only if the individual remains an employee through the vesting date or certain other circumstances apply. The restricted stock unit awards granted to NEOs vest in three equal annual installments beginning one year after the grant date. To the extent that these awards vest, the participant will receive the accumulated dividends that have accrued over the service period. Under the vesting rules of our restricted stock unit awards, a recipient who is at least 55 years old, is eligible for retirement and retires from the Company will have all awards that were granted 12 or more months prior to the date of retirement vest upon retirement.
(4)The date the Human Resources Committee initially took action to approve the award. As noted in note (2) certain performance shares shown as granted in 2023 were approved in 2022 and 2021 but were not considered granted until the annual performance goals were communicated by the Company to the NEO in 2023.
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
For 2023, we maintained the following executive compensation elements and plans for our NEOs:
•Base salary;
•Annual cash incentive compensation;
•Long-term incentive stock awards;
•Retirement and savings plans;
•Non-qualified Deferred Compensation Plan; and
•Other employee benefits and other non-cash compensation.
We include further details regarding these plans and elements of our program, including information on performance criteria and vesting provisions, in the "2023 Compensation Decisions and Outcomes" section of the "Compensation Discussion and Analysis."

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	47

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

NAME (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (b)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (1) (c)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) (1) (d)	OPTION EXERCISE PRICE ($) (e)	OPTION EXPIRATION DATE (f)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (2) (4) (g)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (h)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (3) (4) (i)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (3) (j)
Jochen Zeitz	124,950	64,400	310,650	$36.63	12/31/26	147,466	$5,432,647	375,000	$13,815,000
Jonathan Root	1,814		—	$63.49	02/03/25	14,837	$546,595	38,486	$1,417,824
David Viney						9,269	$341,470	—	$—
Gina Goetter						—	$—	—	$—
Edel O'Sullivan						16,523	$608,707	41,378	$1,524,366
Jagdish Krishnan						23,904	$880,623	43,495	$1,602,356
Paul Krause						16,488	$607,418	30,968	$1,140,861
(1)We granted options to Mr. Zeitz on December 1, 2021. These WIN stock options will vest (become earned and exercisable) only if stock price performance goals and continued service thresholds are met. Any unearned WIN stock options based on the stock price goals by December 31, 2026, will be forfeited as of such date, and any unexercised portion of the WIN stock options will be immediately forfeited if Mr. Zeitz’s employment is terminated for cause. Any portion of the WIN stock options that are not exercisable based on the service requirements at the time of Mr. Zeitz’s termination of employment will be forfeited. If Mr. Zeitz’s employment is terminated by us without cause prior to December 31, 2023, then he will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion, or 66%, of the WIN stock options that were tied to his continuous employment through December 31, 2023. Finally, to provide a further incentive for performance and continued service, a voluntary termination before December 31, 2024, reduces any WIN stock option term from 10 years to 6 years. Based on our stock price relative to the performance goals and because Mr. Zeitz remained employed through December 31, 2023, 124,950 options or 66% of the earned WIN stock options are exercisable with a 6-year term. If Mr. Zeitz remains employed through December 31, 2024, an additional 64,400 options will become exercisable (representing the remaining 34% of the earned WIN stock options) with a 10-year term. We granted options to Mr. Root in February 2015. The grant vested ratably over a three-year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.
(2)The amounts in this column consist of unvested restricted stock units and earned, but unvested performance shares. The value of the awards in this column is based on the closing price of Harley-Davidson’s common stock on December 29, 2023.
(3)The amounts in this column consist of unearned performance shares and AIP Performance Shares. The value disclosed is based on actual performance achieved for each of the underlying performance measures through December 31, 2023. If actual performance was less than threshold, then the value disclosed is based on achieving threshold performance. If actual performance exceeded threshold, then the value of shares disclosed is based on achieving target performance. The value of remaining shares related to measures with actual performance that exceeded target is disclosed based on achieving maximum performance. Threshold performance for the AIP Performance Shares represents the shares that would be earned at the lowest share price threshold that is not yet achieved as of December 31, 2023. The value of shares was based on the closing price of Harley-Davidson’s common stock on December 29, 2023.
(4)RSUs, performance shares and AIP Performance Shares vest as follows:

48	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

	RSU & EARNED PERFORMANCE SHARE VESTING DATE	NUMBER OF RSUs & EARNED PERFORMANCE SHARES	UNEARNED PERFORMANCE SHARES & ASPIRATIONAL PERFORMANCE SHARES VESTING DATE	NUMBER OF UNEARNED PERFORMANCE SHARES & ASPIRATIONAL PERFORMANCE SHARES
Jochen Zeitz	January 2024	5,769	(1)	375,000
	February 2024	51,078
	February 2025	45,309
	February 2026	45,310
Jonathan Root	February 2024	11,157
	February 2025	2,494	February 2025	5,840
	February 2026	1,186	February 2026	2,646
			(1)	30,000
David Viney	February 2024	1,763
	August 2024	1,989
	February 2025	1,764
	August 2025	1,989
	February 2026	1,764
Edel O'Sullivan	February 2024	10,003
	May 2024	1,587
	February 2025	3,344	February 2025	7,830
	February 2026	1,589	February 2026	3,548
			(1)	30,000
Jagdish Krishnan	February 2024	17,952
	February 2025	3,999	February 2025	9,138
	February 2026	1,953	February 2026	4,357
			(1)	30,000
Paul Krause	February 2024	11,647
	February 2025	3,251	February 2025	7,420
	February 2026	1,590	February 2026	3,548
			(1)	20,000
(1)AIP Performance Shares allow NEOs to earn shares of our common stock if share price thresholds are achieved by December 31, 2025. If a share price threshold is met, then 50% of the associated performance shares will be deemed vested immediately upon the Human Resources Committee's determination that the share price threshold has been achieved and the remaining 50% will be deemed vested on the one-year anniversary of the date on which the share price threshold was achieved, subject to certain conditions.
OPTION EXERCISES AND STOCK VESTED IN 2023

NAME (a)	NUMBER OF SHARES ACQUIRED ON EXERCISE (#) (b)	VALUE REALIZED ON EXERCISE ($) (c)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (d)	VALUE REALIZED ON VESTING ($) (e)
Jochen Zeitz	—	$—	126,934	$5,272,020
Jonathan Root	—	$—	4,416	$219,444
David Viney	—	$—	—	$—
Gina Goetter	—	$—	5,055	$251,104
Edel O'Sullivan	—	$—	3,340	$138,167
Jagdish Krishnan	—	$—	4,732	$235,658
Paul Krause	—	$—	5,307	$247,052
Pension Benefits
We maintain the Harley-Davidson Retirement Annuity Plan which is a noncontributory defined benefit pension plan. Under the Plan, our eligible salaried employees are generally eligible to retire with unreduced benefits at age 62 or later. The plan was closed to new participants in 2006 and benefit accruals under the Plan ceased after December 31, 2023. Based on tenure, none of our NEOs were eligible to participate in the Harley-Davidson Retirement Annuity Plan.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	49

EXECUTIVE COMPENSATION
NON-QUALIFIED DEFERRED COMPENSATION

NAME (a)	EXECUTIVE CONTRIBUTION IN LAST FY ($) (1) (b)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2) (c)	AGGREGATE EARNINGS IN LAST FY ($) (3) (d)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($) (e)	AGGREGATE BALANCE AT LAST FYE ($) (4) (f)
Jochen Zeitz	$20,500	$185,911	$127,044	$—	$518,974
Jonathan Root	$20,000	$24,412	$30,289	$—	$178,641
David Viney	$—	$—	$—	$—	$—
Gina Goetter	$—	$56,992	$2,612	$69,186	$—
Edel O'Sullivan	$19,255	$37,124	$2,876	$—	$77,307
Jagdish Krishnan	$37,938	$35,051	$27,306	$—	$188,396
Paul Krause	$—	$42,611	$8,854	$—	$71,432
(1)Executive contributions to this Plan represent compensation from salary and non-equity incentive plans that NEOs earned but elected to defer. The entire executive contribution is therefore included in the NEO’s compensation reported in the Summary Compensation Table.
(2)Employees of HDMC, including all NEOs, hired after August 1, 2006 received a matching contribution of up to 75% of their Deferred Compensation Plan contributions (including contributions to the Company’s 401(k) Plans and its Non-Qualified Deferred Compensation Plans) on the first 6% of cash compensation (salary and STIP pay) that was deferred. In addition, HDMC employees with a date of hire or rehire on or after August 1, 2006 who are not covered under the Harley-Davidson Retirement Annuity Plan after August 1, 2006, including all NEOs, may receive an additional employer contribution of 4% of their eligible pay from the preceding year. The total amount of employer contributions for each NEO that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to each such NEO’s 401(k) account. All amounts shown as registrant contributions are included in the NEO’s compensation reported in the Summary Compensation Table.
(3)Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.
(4)Amounts are included in the aggregate balance that have been reported in the Summary Compensation Table for previous years were as follows: Mr. Zeitz - $170,475, Mr. Root - $0, Mr. Viney - $0, Ms. Goetter - $11,002, Ms. O'Sullivan - $13,612, Mr. Krishnan - $31,960, and Mr. Krause - $10,700.
We include a description of the HDI Deferred Compensation Plan in the “Compensation Discussion and Analysis.”
PAYMENTS MADE UPON TERMINATION
Regardless of the manner in which an NEO’s employment terminates, they may be entitled to receive amounts earned during their term of employment. Such amounts may include:
•Non-equity incentive compensation earned during the fiscal year;
•Amounts contributed under our Deferred Compensation Plan; and
•Amounts accrued and vested through our 401(k) savings plan and pension and similar plans.
Change of Control
As of December 31, 2023, we had Transition Agreements with Messrs. Zeitz, Root, Krause, and Krishnan and Ms. O'Sullivan. Each agreement provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change of control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of their employment for “good reason” within two years after a change of control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis-Transition Agreements and Change of Control.”
Our incentive stock plans also contain provisions that apply if there is a change of control. Equity awards that we made under our 2014 Incentive Stock Plan and the 2022 Aspirational Incentive Plan, or AIP, to an executive who was then a party to a Transition Agreement do not become fully vested upon a change of control (but may become vested if we terminate the individual’s employment for any reason other than cause within two years after a change of control). Beginning in 2019, all of our long-term incentive awards have a double-trigger vesting provision.
Under the Transition Agreements, a change of control of Harley-Davidson means any one of the following:
•The total number of Directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least two-thirds of the Board; or
•Any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power; or
•The consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of Directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least two-thirds of the board of the surviving company after the transaction; or

50	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
•At least two-thirds of the total number of Directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change of control (and the action is subsequently taken).
The definition of change of control in the AIP includes a majority threshold for a change in Directors and a 35% ownership threshold rather than 20%, and it does not include an ability for Directors to make a determination that an action constitutes a change of control.
The table below presents estimates of the amounts of compensation payable to each NEO that we employed at December 31, 2023, upon a change of control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change of control and termination were both effective as of December 31, 2023. The actual amounts to be paid can only be determined at the time of a change of control or the executive’s termination. These amounts are in addition to vested amounts of deferred compensation that are fully disclosed for each NEO that we employed on December 31, 2023 in the “Non-Qualified Deferred Compensation” table.

BENEFIT	JOCHEN ZEITZ	JONATHAN ROOT	EDEL O'SULLIVAN	JAGDISH KRISHNAN	PAUL KRAUSE
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$9,800,000	$2,127,500	$1,805,000	$2,012,500	$1,567,500
Interrupted Bonus (b)	$2,400,000	$488,750	$427,500	$431,250	$308,750
Retirement Benefits: (c)
Pension Plans (d)	$—	$—	$—	$—	$—
Savings Plans/Deferred Compensation Plan (e)	$—	$—	$42,284	$—	$—
Retiree medical	$—	$—	$—	$—	$—
Subtotal for Retirement Benefits	$—	$—	$42,284	$—	$—
Other Benefits: (c)
Health & Welfare	$56,073	$—	$16,861	$50,980	$810
Outplacement	$20,000	$20,000	$20,000	$20,000	$20,000
Financial Planning	$20,000	$20,000	$20,000	$20,000	$20,000
Tax Gross-Ups	$—	$—	$—	$—	$—
Subtotal for Other Benefits	$96,073	$400,000	$56,861	$90,980	$40,810
Equity: (f)(g)
Long-term performance shares (including AIP performance shares)	$57,198,000	$5,000,272	$5,145,016	$5,256,360	$3,603,911
Restricted Stock	$5,432,647	$288,862	$363,390	$465,510	$357,613
Subtotal	$62,630,647	$5,289,134	$5,508,406	$5,721,870	$3,961,554
Total	$74,005,481	$7,945,384	$7,840,051	$8,256,600	$5,878,614
EARNED COMPENSATION (payment not contingent on termination)
Long-term Incentives (including AIP performance shares) (g)
Long-term performance shares	$—	$—	$—	$—	$—
Restricted Stock	$—	$—	$—	$—	$—
Unexercisable Options (f) (g)	$78,761	$—	$—	$—	$—
Total	$78,761	$—	$—	$—	$—
GRAND TOTAL	$75,005,481	$7,945,384	$7,840,051	$8,256,600	$5,878,614
(a)For each NEO, the cash severance reflects the product of two times the sum of the NEO’s highest annual base salary in the preceding five years plus two times the current target bonus. Under the Transition Agreements, to the extent that payments to executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross-up. Amounts in the table assume that the executives received the full payments that the Transition Agreements contemplate without reduction.
(b)For each NEO, the interrupted bonus reflects the higher of the NEO’s target STIP opportunity for 2023 or the actual bonus earned in 2023 on the assumption that the actual bonus for 2023 would not have been determined had the change of control occurred before December 31, 2023. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the STIP upon a change of control.
(c)As of December 31, 2023, Messrs. Zeitz and Krishnan and Ms. O'Sullivan were entitled to two years of continued coverage in our health and welfare benefit programs, and Messrs. Zeitz, Root, Krishnan, and Krause and Ms. O'Sullivan were entitled to a lump sum payment for outplacement services. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.
(d)As of December 31, 2023, pursuant to our Transition Agreements, none of the NEOs is eligible for additional retirement benefits upon a change of control.
(e)For each NEO, amounts reflect the value of restricted stock, restricted stock units, and unvested options awards that become vested upon termination following a change of control. The definition of change of control under our stock plans is essentially the same as in the Transition Agreements.
(f)We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock and unvested restricted stock units held by each NEO based upon the aggregate market value of

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	51

EXECUTIVE COMPENSATION
the related shares. We used a price of $36.84 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 29, 2023, as reported by the New York Stock Exchange.
(g)For each NEO, amounts reflect: (i) the target value of performance share awards; (ii) a value for AIP Performance Shares that assumes that the target level under such awards is the lowest price threshold that has not been met; and (iii) the value of restricted stock, restricted stock units, and unvested options awards that become vested upon a change of control regardless of whether the executive’s employment is terminated. We used a price of $36.84 per share to determine market value in each of these calculations.
Executive Severance
All NEOs are covered under our Executive Severance Plan that, if we terminate employment for any reason other than for cause, provides for a base salary continuation benefit of 12 months for Mr. Viney and 24 months for the remaining NEOs, prorated annual incentive plan payment, and a lump sum payment for medical, dental, and vision benefit plans based on the number of months of severance and the Company’s contribution for such benefits, as well as a payment in lieu of outplacement benefits. To receive a severance payment under this Plan, the executive must execute a general release of claims against the Company and agree to certain restrictive covenants.
The table below presents estimates of the amounts of compensation payable to each NEO under the Executive Severance Policy assuming a termination absent a change of control for any reason other than cause, death, or disability. The amounts shown assume that such termination was effective as of December 31, 2022. The actual amounts to be paid can only be determined at the time of the executive’s termination.

EXECUTIVE BENEFITS UPON TERMINATION ABSENT A CHANGE OF CONTROL	JOCHEN ZEITZ	JONATHAN ROOT	DAVID VINEY	EDEL O'SULLIVAN	JAGDISH KRISHNAN	PAUL KRAUSE
Cash Severance	$3,900,000	$1,150,000	$360,500	$950,000	$1,150,000	$950,000
Other Benefits
Health and Welfare	$52,752	$48,192	$24,096	$15,930	$48,192	$—
Continuation of Life Insurance	$2,556	$1,470	$461	$1,214	$1,470	$1,214
Payment in lieu of outplacement	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
Total	$3,965,308	$1,209,662	$395,057	$977,144	$1,209,662	$961,214
Vesting of Restricted Stock and Restricted Stock Units
We awarded restricted stock and restricted stock units to NEOs, and NEOs earn the related shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares or units under that award will automatically vest upon retirement. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the Company, willful refusal to perform duties consistent with the NEO’s office, position, or status with the Company, or other conduct or inaction that the Human Resources Committee determines constitutes cause.
The following table reflects, for each NEO that we employed on December 31, 2023, the value of restricted stock and restricted stock unit awards that become vested upon termination of the NEO’s employment for each of the reasons indicated in the table if such termination occurred on December 31, 2023. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $36.84 per share to determine market value, which was the closing price of our common stock on December 29, 2023, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Plan.

NAMED EXECUTIVE OFFICER	RETIREMENT	DEATH OR DISABILITY	TERMINATION BY COMPANY (1)
Jochen Zeitz	$425,097	$3,221,474	$—
Jonathan Root	$—	$210,283	$—
David Viney	$—	$195,768	$—
Edel O'Sullivan	$—	$253,680	$—
Jagdish Krishnan	$—	$321,602	$—
Paul Krause	$—	$254,159	$—
(1)While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if they were eligible. There is no pro-rata vesting based on performance or, in the first year after grant, due to retirement. As a result, the awards give the NEO a strong incentive to remain with the Company.

52	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Performance Shares
We awarded performance shares to NEOs, and NEOs earn the related shares when the three-year performance period ends, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, and for all awards granted in 2019 and forward, a pro-rata portion of the shares will vest based on the ratio of actual service in the requisite performance period and based on final results for the performance period. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change of control, certain performance share awards also vest fully on a change of control.
The following table reflects, for each NEO that we employed at December 31, 2023, the value of performance share awards that become vested upon retirement, assuming that such retirement occurred on December 31, 2023. The value is based upon the aggregate market value of the shares that would vest in each instance with performance results at target. We used a price of $36.84 per share to determine market value, which was the closing price of our common stock on December 29, 2023, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Policy.

NAMED EXECUTIVE OFFICER	2021 - 2023 Award	2022 - 2024 Award	2023 - 2025 Award
Jochen Zeitz	$—	$—	$—
Jonathan Root	$276,861	$216,840	$196,467
David Viney	$—	$—	$—
Edel O'Sullivan	$263,111	$290,778	$263,480
Jagdish Krishnan	$445,322	$339,260	$323,566
Paul Krause	$267,864	$275,490	$263,480
AIP Performance Shares
We awarded AIP Performance Shares to NEOs in 2022. If Mr. Zeitz’s employment as Chief Executive Officer is terminated for any reason prior to the date on which all of his AIP Performance Shares are earned, then he will forfeit any AIP Performance Shares that he has not earned as of such termination. If his employment as Chief Executive Officer is terminated by us without cause prior to the date on which all of the AIP Performance Shares are vested, then he will forfeit any then-unvested AIP Performance Shares that do not become vested as a result of the termination of his employment as of the date his employment as Chief Executive Officer is terminated unless he continues serving in a Board-approved role. If Mr. Zeitz continues serving in a Board-approved role but such service is terminated by us without cause prior to the date on which all of the AIP Performance Shares are vested, then he will forfeit any then-unvested AIP Performance Shares that do not become vested as a result of the termination of such service.
If the employment of a participant other than Mr. Zeitz is terminated for any reason prior to the date on which all of the participant’s AIP Performance Shares are earned, then the participant will forfeit any AIP Performance Shares that have not been earned as of such termination. If the employment of a participant other than Mr. Zeitz is terminated by us prior to the date on which all of the participant’s AIP Performance Shares are vested, then the participant will forfeit any then-unvested AIP Performance Shares that do not become vested as a result of such termination of employment.
Under the AIP, in the event of a change of control, each holder of an AIP Performance Share for which the performance period has not expired will earn the number of AIP Performance Shares that would have been earned had the 30-day VWAP per share reached a price equal to the per share value realized at the time of the change of control, but calculated as if the number of AIP Performance Shares earned were determined on an interpolated basis between the two specific stock prices specified as performance goals (i.e., the nearest performance goal stock price that is less than the change in control consideration and the nearest performance goal stock price that is greater than the change in control consideration) as determined by the Human Resources Committee. To the extent such AIP Performance Shares had previously been earned on the basis of the actual 30-day VWAP, they will remain earned and subject to any remaining time-vesting schedule. To the extent such AIP Performance Shares had not previously been earned consistent with the non-change-of-control related vesting, 50% will be deemed vested immediately upon the change of control, and the remaining 50% will be deemed vested on the earlier of the one-year anniversary of the change of control or the participant’s termination by us without cause. All other terms and conditions applicable to the AIP Performance Shares will continue unchanged, but no additional Performance Shares may be earned on the basis of the stock price performance goals following the change of control.
For a participant who is also a party to a Transition Agreement, the result of a termination of employment on or following a change of control may differ. Under the agreement, AIP Performance Shares, if not already vested, will be fully and immediately vested as if all performance requirements have been satisfied at the target level of performance. The table above reflects a value for AIP Performance Shares that assumes that the target level under such awards is the lowest price threshold that has not been met.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	53

EXECUTIVE COMPENSATION

Payments Made Upon Death or Disability
Upon death of a NEO while employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock and restricted stock unit awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO is entitled to three times annual base salary in the event of their death while actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO, we report premiums that we paid for this life insurance as part of “All Other Compensation” in the “Summary Compensation Table.” In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no Company contribution toward the cost of this long-term disability benefit.
Under the form of our Transition Agreement, if the NEO’s death occurs during employment, then no benefits are payable under the Agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change of control entitles the NEO’s estate to a cash payment, the health benefit coverage for the NEO’s eligible dependents will continue until the earlier of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death.
Treatment of Certain Benefits Upon Retirement
For compensation purposes, we generally define “retirement” as separation from service on or after attainment of age 55. When an individual who satisfies these criteria leaves service, we consider them a retiree for purposes of certain compensation and benefits programs. An executive who has received a performance share award will receive a payout on a pro-rata basis for each award that we granted to the executive before their retirement date. The payment amount under each of these awards is based upon the actual months of employment since the date of the award divided by the 36-month life of the award. Actual payments will only be made upon the completion of the performance period. An executive will receive a payout with respect to a STIP award relating to the year in which they retire on a pro-rata basis based upon their actual pay during the year in which they retire and the actual STIP performance of the Company. Equity awards granted at least 12 months prior to the date of retirement vest on the date of retirement. These benefits are in addition to those that we disclose above under “Pension Benefits.”
As of December 31, 2023, Messrs. Zeitz and Viney were eligible to retire and would receive certain benefits (as described above) upon retirement. Assuming that either had retired effective as of that date, he would have been entitled to receive value in respect of the vesting of restricted stock and restricted stock units as reflected in the table that appears above under “Vesting of Restricted Stock and Restricted Stock Units".
Harley-Davidson CEO Pay Ratio for 2023
To comply with Item 402(u) of Regulation S-K, we are providing the following disclosure regarding the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer for the year ended December 31, 2023. For our 2023 ratio, as required, we chose a new median employee using the following methodology:
•We identified each individual that we employed globally on October 15, 2023;
•We then identified the base salary or base wages that we paid to each individual in our employee population during 2023;
•We annualized the base salary for any individual who commenced work with us after January 1, 2023; and
•We then used assumptions that we considered reasonable based on our knowledge of our employee population to select the median employee that we thought was most representative of our employee population.
To calculate our ratio for 2023, we calculated such median employee’s annual total compensation for 2023 in the same way that we calculated total compensation for each of our NEOs that appear in the Summary Compensation Table above. Our median employee’s total compensation was $76,286, and our CEO’s total compensation (as reported in the Summary Compensation Table) was $11,953,280, resulting in a ratio of the median employee’s compensation to our CEO’s compensation of approximately 1:157.

54	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Pay Versus Performance

Year	SUMMARY COMPENSATION TABLE TOTAL FOR FIRST PEO (1)	SUMMARY COMPENSATION TABLE TOTAL FOR SECOND PEO (2)	COMPEN-SATION ACTUALLY PAID TO FIRST PEO (1)(6)	COMPEN-SATION ACTUALLY PAID TO SECOND PEO (2)(6)	AVERAGE SUMMARY COMPEN-SATION TABLE TOTAL FOR NON-PEO NEOs (3)	AVERAGE COMPEN-SATION ACTUALLY PAID TO NON-PEO NEOs (3)(6)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME (5)	OPERATING INCOME (5)
							TOTAL SHAREHOLDER RETURN	PEER GROUP TOTAL SHAREHOLDER RETURN (4)
2023	$11,953,280	N/A	$(13,936,969)	N/A	$1,297,088	$(792,952)	$106	$164	$706,586	$779,084
2022	$43,324,864	N/A	$43,851,203	N/A	$3,870,881	$3,932,610	$117	$128	$741,408	$909,278
2021	$18,105,568	N/A	$22,396,080	N/A	$1,835,603	$1,927,582	$104	$165	$650,024	$823,439
2020	$9,388,942	$8,706,434	$12,674,739	$(2,187,161)	$1,864,060	$291,026	$100	$130	$1,298	$9,679
(1)Mr. Zeitz, current Principal Executive Officer ("PEO")
(2)Mr. Levatich, former PEO
(3)Non-PEO NEOs: 2023 - Messrs. Root, Viney, Krishnan, and Krause and Mses. Goetter and O'Sullivan; 2022 - Messrs. Krishnan and Krause and Mses. Goetter and O'Sullivan; 2021 - Messrs. Niketh and Krishnan and Mses. Goetter and O'Sullivan; 2020 - Messrs. Hund, Mansfield, Thomas, and Olin and Mses. Goetter, Anding, and Kumbier
(4)S&P 400 Consumer Discretionary (Sector)
(5)In 000's
(6)To calculate Compensation Actually Paid (CAP), the following amounts were deducted from and added to the Summary Compensation Table (SCT) total:

	Year	Summary Compensation Table total	Pension deductions from Summary Compensation Table total (i)	Equity deductions from Summary Compensation Table total (ii)	Pension benefit adjustments (iii)	Equity award adjustments (iv)	Compensation actually paid
First PEO	2023	$11,953,280	$—	$(6,500,029)	$—	$(19,390,220)	$(13,936,969)
	2022	$43,324,864	$—	$(38,407,535)	$—	$38,933,874	$43,851,203
	2021	$18,105,568	$—	$(12,435,030)	$—	$16,725,542	$22,396,080
	2020	$9,388,942	$—	$(5,000,017)	$—	$8,285,814	$12,674,739
Second PEO	2020	$8,706,434	$(653,000)	$(5,454,199)	$564,066	$(5,350,462)	$(2,187,161)
Non-PEO NEOs	2023	$1,297,088	$—	$(596,910)	$—	$(1,493,130)	$(792,952)
	2022	$3,870,881	$—	$(2,914,845)	$—	$2,976,574	$3,932,610
	2021	$1,835,603	$(28,000)	$(417,538)	$32,420	$505,097	$1,927,582
	2020	$1,864,060	$(107,714)	$(889,321)	$94,202	$(670,201)	$291,026
(i)Reflects "Change in Pension Value" as reported in the SCT
(ii)Reflects "Stock Awards" and "Option Awards" as reported in the SCT
(iii)The total pension benefit adjustments for each applicable year include the actuarially determined service cost for services rendered during the applicable year
(iv)Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity award adjustments component of CAP is further detailed below.

	Year	Year-end fair value of equity awards granted during the year	Year-over-year change in fair value of outstanding and unvested equity awards	Fair value as of vesting date of equity awards granted and vested in year	Year-over-year change in fair value of equity awards granted in prior years that vested in the year	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	Value of dividends or other earnings paid on stock awards not otherwise reflected in the fair value or total compensation	Total equity award adjustments
First PEO	2023	$5,007,440	$(24,719,926)	$—	$(8,435)	$—	$330,701	$(19,390,220)
	2022	$37,339,227	$1,785,000	$—	$(379,887)	$—	$189,534	$38,933,874
	2021	$13,805,685	$—	$—	$2,776,988	$—	$142,869	$16,725,542
	2020	$8,272,290	$—	$—	$—	$—	$13,524	$8,285,814
Second PEO	2020	$—	$(1,987,171)	$—	$(1,296,512)	$(1,885,363)	$(181,416)	$(5,350,462)
Non-PEO NEOs	2023	$303,684	$(1,233,360)	$—	$22,716	$(589,003)	$2,833	$(1,493,130)
	2022	$2,916,948	$45,811	$—	$(633)	$—	$14,448	$2,976,574
	2021	$512,012	$19,314	$—	$(32,934)	$—	$6,705	$505,097
	2020	$210,464	$(434,619)	$—	$(58,934)	$(363,463)	$(23,649)	$(670,201)
Total Shareholder Return is cumulative from the final trading day of 2019 to the final trading day of the applicable year and assumes dividends are reinvested on the ex-dividend date. The peer group referenced in the table reflects the S&P 400 Consumer Discretionary Index.
CAP has been determined under the SEC-defined methodology. For equity-based compensation, in addition to equity that has vested in the applicable year, CAP includes the change in fair value for unvested awards. Importantly, these unvested award values have not actually been realized by the executive. Mr. Zeitz's 2023 compensation actually paid includes a decrease in fair value of approximately $22 million related to the AIP Performance Shares granted in 2022. The CEO will earn compensation related to unvested AIP Performance Shares only to the extent one or more share price thresholds are achieved; as of the end of 2023, none of the share price thresholds has been met and, therefore, no AIP Performance Shares have been earned.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	55

EXECUTIVE COMPENSATION

•TSR is a performance measure the Human Resources Committee reviews when determining executive compensation and is included in the PVP Table above as required.
•Our performance shares include relative TSR as a measure. Further, the AIP Performance Shares granted in 2022 will only vest to the extent predetermined share price thresholds are achieved.
•This table illustrates the relationship between CAP and TSR.

•Net income is not a performance measure we use when setting executive compensation, but it is included in the PVP Table above as required.

•This table illustrates the relationship between CAP and net income.

•The Company-selected measure we used to link CAP to Company performance during the most recently completed fiscal year is operating income.

•Operating income was the sole measure in our short-term incentive plan and, as an earnings measure, is a driver of stock price performance.

•This illustrates the relationship between CAP and operating income.

56	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION

NAME (a)	FEES EARNED OR PAID IN CASH ($) (1) (b)	STOCK AWARDS ($) (2) (3) (c)	OPTION AWARDS ($) (d)	NON-EQUITY INCENTIVE PLAN COMPENSATION (e)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (f)	ALL OTHER COMPENSATION (g)	TOTAL (h)
Troy Alstead	$140,000	$145,000	$—	$—	$—	$—	$285,000
Jared D. Dourdeville	See Note (4)	See Note (4)	$—	$—	$—	$—	$—
James Duncan Farley, Jr.	$115,000	$145,000	$—	$—	$—	$—	$260,000
Allan Golston	$135,000	$145,000	$—	$—	$—	$—	$280,000
Sara Levinson	$110,000	$145,000	$—	$—	$—	$—	$255,000
Norman Thomas Linebarger	$145,000	$145,000	$—	$—	$—	$—	$290,000
Rafeh Masood	$115,000	$145,000	$—	$—	$—	$—	$260,000
Maryrose Sylvester	$135,000	$145,000	$—	$—	$—	$—	$280,000
(1)Non-employee Directors have the option of receiving all or a portion of their fees in the form of stock. The portions of fees received at the election of the non-employee Director in the form of stock in 2023 were as follows: Mr. Farley - $115,000, Mr. Golston - $67,500, Mr. Linebarger - $145,000, and Mr. Masood - $115,000.
(2)In August 2002, the Board approved stock ownership guidelines, which the Board revised most recently in May 2021. In May 2021, the Board approved a change in the stock ownership guidelines to adopt a five-year phase in period whereby each non-employee Director has five years either from their election to the Board of Directors or from May 20, 2021, whichever is longer, to accumulate the appropriate number of shares.
(3)Non-employee Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred, at the election of each non-employee Director, until the first anniversary of each respective grant date or the time a non-employee Director ceases to serve as a Director, and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant.
(4)Jared Dourdeville, as a representative of the significant Harley-Davidson shareholder H Partners, has elected to forgo Director compensation.

Narrative to Director Compensation Table
Directors who are our employees (currently Mr. Zeitz) do not receive compensation for their services as Directors. Directors who are not employees received an annual retainer fee of $110,000 in fiscal year 2023. Mr. Linebarger received an additional $35,000 for his service as the Presiding Director. For serving as the Chair of the Nominating and Corporate Governance Committee, a non-employee Director is entitled to receive an additional retainer fee of $20,000. For serving as the Chair of the Sustainability and Safety Committee, a non-employee Director is entitled to receive an additional annual retainer fee of $10,000. For serving as the Chair of the Audit and Finance Committee, a non-employee Director is entitled to receive an additional $30,000 annual retainer fee. Other members of the Audit and Finance Committee are entitled to receive an additional $5,0000 annual retainer fee. For serving as the Chair of the Human Resources Committee, a non-employee Director is entitled to receive an additional retainer fee of $25,000.
Pursuant to our Director Stock Plan, a non-employee Director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our Annual Meeting. In addition, non-employee Directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock.
Also pursuant to our Director Stock Plan, non-employee Directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock and cash are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. A Director will receive their deferred compensation following cessation of their service on the Board in compliance with applicable rules regarding deferred compensation plans.
The purpose of our Director Stock Plan is to further align the interests of non-employee Directors with shareholders by providing for a portion of annual compensation for the Directors’ services in shares of common stock or share units.
In addition, we provide to non-employee Directors a clothing allowance of up to $1,500 to purchase Harley-Davidson® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of HDMC. We may also provide a Director with the temporary use of a motorcycle where doing so may further our business objectives.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	57

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Based solely on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our Directors and executive officers, we believe that during fiscal year 2023 our Directors and executive officers complied with all Section 16(a) filing requirements.
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted, the following table sets forth certain information, as of March 4, 2024, with respect to the ownership of our common stock by each Director, our NEOs, all Directors and executive officers as a group, and each person or group of persons that we know to own beneficially more than 5% of our stock.
BENEFICIAL OWNERSHIP TABLE

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES (2)		PERCENT OF CLASS	SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS (3)	RESTRICTED STOCK UNITS (4)
Troy Alstead	31,027		*
Jared D. Dourdeville	See Note (8)		See Note (8)
James Duncan Farley, Jr.	16,829		*
Allan Golston	41,884		*
Paul Krause	19,614		*		11,571
Jagdish Krishnan	17,494		*		15,457
Sara Levinson	66,548		*
Norman Thomas Linebarger	90,559		*
Rafeh Masood	14,990		*
Jonathan Root	28,793		*		13,185
Maryrose Sylvester	38,103		*
Jochen Zeitz	766,410		*	124,950	282,473
All Directors and Executive Officers, as a Group	1,168,125	(8)	*	124,950	361,913
The Vanguard Group, Inc.	12,976,180	(5)	9.56%
H Partners Management, LLC	12,600,000	(6)	9.28%
BlackRock, Inc.	11,173,333	(7)	8.23%
FMR LLC	7,793,083	(8)	5.74%
Beutel, Goodman & Company Ltd	7,313,302	(9)	5.39%
Boston Partners	7,168,487	(10)	5.28%
*    The amount shown is less than 1% of the outstanding shares of our common stock.
(1)Except as otherwise noted, all persons or groups have sole voting and dispositive power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.
(2)Includes, but is not limited to, shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 4, 2024 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan as of March 4, 2024.
(3)Includes only stock options exercisable within 60 days of March 4, 2024.
(4)Amounts shown in this column are not included in the columns titled “Number of Shares” or “Percent of Class.” Amounts shown in this column represent restricted stock units (RSUs) that we awarded under our 2020 Incentive Stock Plan on February 9, 2022, February 9, 2023, and February 5, 2024. Each restricted stock unit represents a contingent right to receive one share of stock. One-third of the total number of units granted on each of February 9, 2022, February 9, 2023, and February 5, 2024, vest on each of the first three anniversaries of the date of grant. The RSUs are subject to forfeiture until vested. Further, the RSUs described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our common stock on a one-for-one basis; however, any distribution would not be within 60 days of March 4, 2024.
(5)We derived the information from a Schedule 13G/A that The Vanguard Group, Inc., an investment adviser, filed with the Company and the SEC on February 13, 2024. As of December 29, 2023, The Vanguard Group, Inc. was deemed to be the beneficial owner of 12,976,180 shares and had sole voting power over zero shares, shared voting power over 73,722 shares, sole dispositive power over 12,761,204 shares and shared dispositive power over 214,976 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.
(6)We derived the information from a Schedule 13D/A that H Partners Management, LLC (H Partners) and Rahan Jaffer filed with the Company and the SEC on February 3, 2022. As of February 2, 2022, H Partners was deemed to be the beneficial owner over 12,600,000 shares and had sole voting power over zero shares, shared voting power over 12,600,000 shares, sole dispositive power over zero shares and shared dispositive power over 12,600,000 shares and Mr. Jaffer was deemed to be the beneficial owner over 12,600,000 shares and had sole voting power over zero shares, shared voting power over 12,600,000

58	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
shares, sole dispositive power over zero shares and shared dispositive power over 12,600,000 shares. The address for the reporting persons is H Partners Management, LLC, 888 7th Avenue, 29th Floor, New York, NY 10019. Mr. Dourdeville, a Partner at H Partners, may be deemed to have voting and dispositive power with respect to certain of these shares. Mr. Dourdeville disclaims beneficial ownership of these shares. Mr. Dourdeville does not have beneficial ownership of any Company shares directly.
(7)We derived the information from a Schedule 13G/A that BlackRock, Inc. filed with the Company and the SEC on January 25, 2024. As of December 31, 2023, BlackRock, Inc. was deemed to be the beneficial owner of 11,173,333 shares and had sole voting power over 10,854,319 shares, shared voting power over zero shares, sole dispositive power over 11,173,333 shares and shared dispositive power over zero shares. BlackRock, Inc. is located at 50 Hudson Yards, New York, NY 100001.
(8)We derived the information from a Schedule 13G that FMR LLC, an investment adviser, filed with the Company and the SEC on February 9, 2024. As of December 29, 2023, FMR LLC was deemed to be the beneficial owner of over 7,793,083 shares and had sole voting power over 7,718,470 shares, shared voting power over zero shares, sole dispositive power over 7,793,083 shares and shared dispositive power over zero shares. The address for the reporting persons is 245 Summer Street, Boston, Massachusetts 02210.
(9)We derived the information from a Schedule 13G that Beutel, Goodman & Company Ltd., an investment adviser, filed with the Company and the SEC on January 9, 2023. As of December 31, 2022, Beutel, Goodman & Company Ltd. was deemed to be the beneficial owner of over 7,316,927 shares and had sole voting power over 7,313,302 shares, shared voting power over zero shares, sole dispositive power over 7,316,927 shares and shared dispositive power over zero shares. The address for the reporting persons is 20 Eglinton Ave. W., Suite 2000, Toronto, Ontario, M4R 1K8, Canada.
(10)We derived the information from a Schedule 13G/A that Boston Partners filed with the Company and the SEC on February 13, 2024. As of December 31, 2023, Boston Partners was deemed to be the beneficial owner over 7,168,487 shares and had sole voting power over 5,489,078 shares, shared voting power over zero shares, sole dispositive power over 7,168,487 shares and shared dispositive power over zero shares. The address for the reporting persons is Boston Partners, One Beacon Street 30th Floor, Boston, MA 02108.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	59

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2023 Human Resources Committee of the Board of Directors
Maryrose Sylvester, Chair Jared D. Dourdeville	Sara Levinson Norman Thomas Linebarger

* Ms. Sylvester became the Chair of the Human Resources Committee on May 18, 2023.

60	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

COMMITTEE REPORTS
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
The Board has empowered the Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee, to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials.
As part of our global compliance and ethics program, we have a Code of Business Conduct that applies to all of our employees, officers and Board members. We also have a Supplier Code of Conduct that applies to our suppliers and their agents who do work on behalf of Harley-Davidson. The Code of Business Conduct reporting helpline, website and phone numbers are designed to provide employees and suppliers with the opportunity to ask Code-related questions or report a potential Code violation throughout the world (where legally allowable). Our Chief Legal Officer reports to the Nominating Committee on matters relating to the Company’s Global Compliance and Ethics Program. We also have in effect the Conflict of Interest Policy that the Nominating Committee has approved. The Code of Business Conduct, Supplier Code of Conduct, Conflict of Interest Policy for Directors and Executive Officers, Corporate Governance Policy, and each of the four committee Charters appear on the Corporate Governance page of our website at https://investor.harley-davidson.com.
As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board’s committees, and the Directors. Annually, the Nominating Committee reviews the independence of each Director and examines all relationships, if any, a Director has with the Company to determine if that relationship is material. The Nominating Committee has determined that one current Director (Mr. Zeitz) is not independent and has reviewed the very limited business relationships that two other Directors have with the Company. We disclose these relationships in the “Certain Transactions” section. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2023 Nominating and Corporate Governance Committee of the Board of Directors
Allan Golston, Chair Troy Alstead Jared D. Dourdeville James Duncan Farley, Jr.	Sara Levinson Norman Thomas Linebarger Rafeh Masood Maryrose Sylvester

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	61

COMMITTEE REPORTS

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee is currently comprised of four members. The Board has determined Messrs. Alstead, Farley, and Golston to be audit committee financial experts within the meaning of SEC rules. All Audit and Finance Committee members are independent and financially literate pursuant to New York Stock Exchange rules.
The Audit and Finance Committee Charter provides that the independent auditor is accountable to the Audit and Finance Committee and to the Board. The Audit and Finance Committee has the ultimate authority and responsibility to appoint, retain, evaluate, and, where appropriate, replace the independent registered public accounting firm serving as the Company’s independent auditor. However, the Audit and Finance Committee will seek shareholder ratification of its choice of independent auditor at the Annual Meeting.
The Audit and Finance Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2023. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2023 was audited by Ernst & Young LLP, Harley-Davidson’s independent auditor for the 2023 fiscal year.
The Audit and Finance Committee has reviewed and discussed Harley-Davidson’s audited consolidated financial statements for the 2023 fiscal year with management as well as with representatives of Ernst & Young LLP. The Audit and Finance Committee has also discussed with Ernst & Young LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit and Finance Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the review and discussions referred to above, the Audit and Finance Committee has recommended to the Board that the audited consolidated financial statements for the 2023 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2023 fiscal year for filing with the SEC.

2023 Audit and Finance Committee of the Board of Directors
Troy Alstead, Chair James Duncan Farley, Jr.	Allan Golston Rafeh Masood

62	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at the 2025 Annual Meeting of Shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 of the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by December 6, 2024. A shareholder who otherwise intends to present business at the 2025 Annual Meeting of Shareholders must comply with the requirements set forth in our Restated Articles of Incorporation as supplemented by our By-laws. Our Restated Articles of Incorporation and By-laws contain specific requirements with which a shareholder must comply. For example, our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation as supplemented by our By-laws to our Corporate Secretary not less than 60 days before the date in 2025 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing the Notice of Internet Availability of Proxy Materials on April 5, 2024, we must receive notice of a proposal for shareholders to consider at the 2025 Annual Meeting of Shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than February 4, 2025.
If we receive the notice after February 4, 2025, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2025 Annual Meeting of Shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2025 Annual Meeting of Shareholders, then the persons named in the proxies that the Board requests for the 2025 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	63

Q:    What is the purpose of the Annual Meeting of Shareholders?
A:    (1) To elect nine Directors to the Board; (2) to approve, by advisory vote, the compensation of our NEOs; (3) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and (4) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting and this Proxy Statement describe these matters in more detail. In addition, members of management will respond during or after the Annual Meeting, as appropriate, to questions submitted live by shareholders during the Annual Meeting related to the items of business at the Annual Meeting or relating to progress of The Hardwire. Questions may be submitted at the Annual Meeting through www.virtualshareholdermeeting.com/HOG2024. We will post the applicable questions and answers on our Investor Relations website shortly after the meeting.
Q:    Who can attend the Annual Meeting of Shareholders by virtual presence online?
A:    The 2024 Annual Meeting will be held virtually and is accessible through the internet. All shareholders of Harley-Davidson, Inc., or individuals that shareholders have duly appointed as their proxies and guests, may attend the Annual Meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/HOG2024 and providing the control number found on the proxy card. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote by virtual presence online. To attend the Annual Meeting, please follow these instructions:
If shares you own are registered in your name or if you own shares through our Dividend Reinvestment Plan, to attend the Annual Meeting by virtual presence online, you will need to provide the control number found on your proxy card; or if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to attend the Annual Meeting by virtual presence online, you will need to provide the control number found on the voting instructions or proxy card provided by such broker, bank or other nominee.
Q:    What constitutes a quorum?
A:    A majority of the 134,524,528 shares of our stock outstanding on March 22, 2024 must be present, by virtual presence online or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card or otherwise submit a proxy marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where brokers who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker non-votes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name through a broker, we encourage you to provide voting instructions to your broker. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).
Q:    Who is entitled to vote?
A:    Only holders of the 134,524,528 shares of our common stock outstanding as of the close of business on March 22, 2024 can vote by virtual presence online at or prior to the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.
Q:    How do I vote?
A:    If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 22, 2024, then you may vote: (1) via the internet at www.proxyvote.com; (2) by virtual presence at the Annual Meeting online at www.virtualshareholdermeeting.com/HOG2024; (3) by mail after first requesting a printed copy of this Proxy Statement, proxy card, and Annual Report on Form 10-K and following the instructions set forth on the proxy card; or (4) by telephone after reviewing the Proxy Statement and Annual Report on Form 10-K at www.proxyvote.com. Instructions for using these convenient services are set forth on the Notice of Internet Availability of Proxy Materials. If you plan to vote by virtual presence online at our meeting, you will need to visit www.virtualshareholdermeeting.com/HOG2024 and use the control number found on your proxy card to vote your shares. In addition, if you own your shares through a bank, broker, or other nominee, you will need to obtain a legal proxy issued in your name from your bank, broker, or other nominee, and follow the materials and instructions that your bank, broker, or other nominee has provided.

64	HARLEY-DAVIDSON, INC. • 2023 PROXY STATEMENT

QUESTIONS AND ANSWERS
If you own shares in street name, you may vote via telephone or the internet if your bank, broker, or other nominee makes those methods available, in which case your bank, broker, or other nominee will provide instructions with your Proxy Statement.
The telephone and internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we properly recorded your instructions. If you vote via the internet and/or attend the 2024 Annual Meeting by virtual presence online, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from internet access providers and telephone companies. You will need a touch tone telephone to vote by telephone.
Q:    What is the effect of not voting at the Annual Meeting?
A:    The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Trust Company, N.A., show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.
If you own shares in street name through a broker and do not vote, your broker may vote your shares by virtual presence online at the meeting. If you do not give voting instructions for your shares, your broker may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 3, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name through a broker, we encourage you to provide voting instructions to your broker.
Q:    Can I change my vote after I submit my proxy?
A:    Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by voting by virtual presence online at the Annual Meeting. Your virtual presence online at the Annual Meeting does not in and of itself revoke your proxy. You also are invited to attend the Annual Meeting by virtual presence online. However, if you are a beneficial owner of shares, because a beneficial owner is not the shareholder of record, you may not vote these shares by virtual presence online at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Unless you properly revoke your proxy, the persons you have appointed when you submit a proxy will vote your shares by virtual presence at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board.
Q:    Who will count the vote?
A:    Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate shareholder votes for the Annual Meeting.
Q:    Who pays to prepare and solicit the proxies?
A:    We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and internet. We may request proxies in person, by telephone and internet, as well as through the mail. We also expect to ask banks, brokerage houses, and other custodians, nominees, or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. The Company may consider engaging a proxy solicitation firm, at the Company's expense, at a later date.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	65

QUESTIONS AND ANSWERS

Q:    How can I obtain printed copies of the proxy materials?
A:    If you are a shareholder, you may receive a printed copy of the proxy materials by following the instructions below, which also appear in the Notice of Internet Availability of Proxy Materials.
If you want to receive a printed copy of this Proxy Statement, proxy card, and/or Annual Report on Form 10-K, you must request one. There is NO charge by the Company for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY EMAIL:	sendmaterial@proxyvote.com
If you request printed materials by email, please send a blank email that includes the control number that appears in your Notice of Internet Availability of Proxy Materials in the email subject line. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from internet access providers and telephone companies.
Requests, instructions, and inquiries sent to the email address above for purposes other than requesting a printed copy of this Proxy Statement, proxy card, and Annual Report on Form 10-K will NOT be reviewed or accommodated. Please make the request as instructed above on or before May 2, 2024 to facilitate delivery prior to the Annual Meeting. After May 2, 2024, you may request printed copies of this Proxy Statement and/or Annual Report on Form 10-K, but not a proxy card, by contacting the Company’s Investor Relations Department directly by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com.
Q: Where can I find a list of shareholders entitled to vote at the Annual Meeting?
A: Information as to how to obtain the list of shareholders entitled to vote at the Annual Meeting is available on the Notice of Internet Availability of Proxy Materials, and the list of shareholders entitled to vote at the Annual Meeting will be available on www.virtualshareholdermeeting.com/HOG2024 during the entirety of the Annual Meeting.

66	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

Q:    How is management structured?
A:    Harley-Davidson, Inc. operates in three business segments - the Harley-Davidson Motor Company (HDMC) segment, the LiveWire segment, and the Harley-Davidson Financial Services (HDFS) segment.
Our management organizational structure consists of a Harley-Davidson leadership team, comprised of the Chief Executive Officer’s direct reports and the Vice President of Motorcycle Operations and Chief Quality Officer, Senior Vice President, Harley-Davidson Financial Services, and Chief Executive Officer, LiveWire, referred to as Staff Meeting Harley (“SM-Harley”), and a broad group of our leaders representing key functions and key individuals of Harley-Davidson, referred to as Staff Meeting Davidson (“SM-Davidson”). The SM-Harley and SM-Davidson structure was designed to ensure alignment across the organization and provide a consistent approach to sharing key business results. It is also the forum for bringing critical business issues to the forefront. The members of SM-Harley and SM-Davidson are responsible for making decisions on business issues that impact our entire Company, developing high-level policies and advising our Chief Executive Officer. For SEC purposes, we consider most of the SM-Harley members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.
Q:    Who are our executive officers for SEC purposes?
A:    As of April 5, 2024, our executive officers for general SEC purposes were as follows:

NAME AND TITLE	AGE
Charles Do, Senior Vice President, Harley-Davidson Financial Services
We appointed Mr. Do as the Senior Vice President of Harley-Davidson Financial Services, effective October 23, 2023.	43
Glen Koval, Vice President Motorcycle Development, Harley-Davidson Motor Company
We have employed Mr. Koval for approximately 23 years. We appointed Mr. Koval as the Vice President, Motorcycle Development of Harley-Davidson Motor Company, effective August 1, 2022.	49
Paul Krause, Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary, Harley-Davidson, Inc.
We have employed Mr. Krause for approximately 8 years. We appointed Mr. Krause as our Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary, effective March 30, 2020.	46
Jagdish Krishnan, Chief Digital and Operations Officer, Harley-Davidson, Inc.
We have employed Mr. Krishnan for approximately 4 years. We appointed Mr. Krishnan as our Chief Digital and Operations Officer, effective March 6, 2023.	49
Luke Mansfield, Chief Commercial Officer, Harley-Davidson Motor Company
We have employed Mr. Mansfield for approximately 6 years. We appointed Mr. Mansfield as the Chief Commercial Officer, of Harley-Davidson Motor Company, effective February 12, 2024.	47
Jonathan Root, Chief Financial Officer, Harley-Davidson, Inc.
We have employed Mr. Root for approximately 13 years. We appointed Mr. Root as our Chief Financial Officer, effective June 26, 2023.	50
Tori Termaat, Chief Human Resources Officer, Harley-Davidson, Inc.
We have employed Ms. Termaat for approximately 24 years. We appointed Ms. Termaat as our Chief Human Resources Officer, effective January 1, 2022.	46
Jochen Zeitz, President and Chief Executive Officer, Harley-Davidson, Inc.
We have employed Mr. Zeitz as President and Chief Executive Officer since May 20, 2020. Mr. Zeitz has served as Chairman of the Board since February 2020.	60
Mr. Do was appointed Senior Vice President of Harley-Davidson Financial Services, effective October 23, 2023. He served as Head of Auto at Best Egg, a consumer financial technology platform, from April 2022 until his appointment by HDFS. From 2013 to 2022, Mr. Do held several leadership positions at JPMorgan Chase & Co., a multinational finance corporation, serving as Managing Director, Head of Auto Remarketing and Loyalty, Client Management, Operations, and Strategy from 2020 to 2022 and Managing Director, Head of Consumer Auto Leading, General Manager, P&L, and Strategy from 2018 to 2020.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	67

QUESTIONS AND ANSWERS
Mr. Koval has been with Harley-Davidson Motor Company since 2001 and was promoted to Vice President Motorcycle Development, Harley-Davidson Motor Company, on August 1, 2022. Mr. Koval has held various leadership roles at the Company, including serving as Vice President Engineering from January 2021 to July 2022, General Manager Engineering from May 2020 to January 2021 and Chief Engineer from January 2017 to May 2020.
Mr. Krause has been with Harley-Davidson since 2016 and was promoted to Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary in March 2020 after serving as Interim Chief Legal Officer and Interim Chief Compliance Officer since 2019. He also served in the roles of Assistant General Counsel, Director - Legal, and Senior Legal Counsel for Harley-Davidson, Inc.
Mr. Krishnan has been with Harley-Davidson since 2020 and was promoted to Chief Digital Officer and Operations Officer in March 2023 after serving as Chief Digital Officer since 2020. He served as Vice President and Chief Digital Officer at Bose Corporation, an American manufacturing company of audio equipment and accessories, from 2016 to 2020. Before Bose, he held leadership positions with Deloitte & Touche and Panti Computer Systems, where he led information security, enterprise software development and IT operations.
Mr. Mansfield has been with Harley-Davidson Motor Company since 2018 and was appointed Chief Commercial Officer on February 12, 2024. Since joining Harley-Davidson Motor Company, Mr. Mansfield has held various leadership roles at the Company, including Vice President – Chief Strategy Officer from 2018 to 2020 and most recently Vice President – Motorcycle Management from 2020 to his current appointment as Chief Commercial Officer. Mr. Mansfield previously held senior leadership positions at Samsung and PepsiCo.
Mr. Root was appointed Chief Financial Officer of Harley-Davidson in June 2023. Mr. Root has over 25 years of financial services and corporate finance experience. He joined HDFS in 2011 and has held various HDFS leadership roles, including serving most recently as Senior Vice President of HDFS from April 2020 to June 2023, as well as Vice President of Insurance and Protection Products from 2015 to 2020.
Ms. Termaat has been with Harley-Davidson since 2000 and was promoted to Chief Human Resources Officer in January 2022. Ms. Termaat has held various leadership roles at the Company, including serving as Vice President of Human Resources from 2021 to 2022, Director of Human Resources Business Services from 2019 to 2021 and Director of Talent from 2017 to 2019.
Mr. Zeitz became our President and Chief Executive Officer, as well as Chairman of our Board, in 2020 and has served on our Board since 2007. As he is a Director nominee, additional biographical information regarding Mr. Zeitz appears above under Proposal 1.
In addition to our executive officers listed above, Mark Kornetzke is our Chief Accounting Officer and has served in this role since 2009.
Q:    Does Harley-Davidson have a chief compliance officer?
A:    Yes. Our Board appointed a Chief Compliance Officer in 2004, with Paul Krause, Chief Legal Officer and Corporate Secretary, being our current Chief Compliance Officer. Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education, and reporting within our Company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this Compliance Program, management is required to report significant compliance issues to the Legal Department when they occur. The Compliance Program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions, and restrictions on disclosure of material nonpublic information. The Company has a Global Compliance and Ethics Training Program managed by a Compliance Manager with oversight by an attorney from our Legal Department and other employees who manage corporate governance, compliance, and records management. The Audit and Finance Committee receives quarterly reports on legal and compliance matters. The Nominating and Corporate Governance Committee receives an annual report on legal and compliance matters.
Q:    Does Harley-Davidson have a disclosure committee?
A:    Yes. In 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. If necessary, a subset of the Disclosure Committee, comprised of the Chief Financial Officer and the Chief Legal Officer is authorized to fulfill the functions of the Disclosure Committee. The Disclosure Committee: (1) has access to all Company books, records, facilities, and personnel, as well as our independent registered public accounting firm, and outside counsel; (2) designs, establishes, and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K, Form 10-Q, and our annual Proxy Statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their

68	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

QUESTIONS AND ANSWERS
impact on the Company; (7) consults with management, internal auditors, independent accountants, and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm, and management to ensure appropriate disclosure;(9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) reviews and reassesses the performance of the Disclosure Committee.
Q:    Does Harley-Davidson have a policy for communicating material non-public information?
A:    Yes. The Company’s Policy for Managing Disclosure of Material Information describes the procedures relating to communication with the public, the investment community and third-party business contacts. The Policy can be found on the Corporate Governance area of our website at https://investor.harley-davidson.com.
Q:    Does Harley-Davidson have an internal audit department?
A:    Yes. The head of the Internal Audit function reports directly to both the Audit and Finance Committee and our Chief Financial Officer. The Audit and Finance Committee Charter specifically provides that the head of the Internal Audit function is accountable to the Board and the Audit and Finance Committee and that the Audit and Finance Committee has the ultimate authority and responsibility to appoint, retain, evaluate, and replace the head of the Internal Audit function. For more information on the Internal Audit function, please see the “Audit and Finance Committee Report.”
Q:    Where can I find corporate governance materials for Harley-Davidson?
A:    The Corporate Governance page of our website at https://investor.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers, and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the Charters for the Audit and Finance Committee, Nominating and Corporate Governance Committee, Human Resources Committee, and Sustainability and Safety Committee, our By-laws, a list of the current members of the Board of Directors, our Statement on Conflict Minerals, our California Transparency in Supply Chain Act Disclosure, our Political Engagement and Contributions, and the Clawback Policy. We are not including the information available through our website as a part of this Proxy Statement. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from internet access providers and telephone companies.
Q:    Does the Company have a code of business conduct?
A:    Yes. The Board first adopted our Code of Business Conduct in 1992 and the Board amended and restated it in 2003 and 2012. Our Code of Business Conduct applies to all employees, including executives and Directors, and promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees on our intranet and on the Corporate Governance page of our website at https://investor.harley-davidson.com. Where allowed by law, employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party internet website or by writing to our Chief Legal Officer at the following address, care of our Corporate Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department, their local legal department, or the Chief Legal Officer and Chief Compliance Officer of Harley-Davidson, Inc. For more information, please see the “Nominating and Corporate Governance Committee Report.”
Q:    Does the Company have a financial code of ethics?
A:    Yes. Employees in key senior management positions and in areas that provide support to the finance and accounting areas, sign our Financial Code of Ethics. The Financial Code of Ethics was most recently revised in November 2015. The Chief Executive Officer, Chief Financial Officer, Controller, any employee in the finance and accounting area, or in an area that provides support to the finance and accounting area of the Company or one of its affiliates or subsidiaries, or a manager of any such employee must report any questionable accounting or auditing matters or any violations of the Financial Code of Ethics to the Chief Legal Officer of Harley-Davidson, Inc. or the Chair of the Audit and Finance Committee of the Board.
Q:    How may I contact the members of the Board of Directors?
A:    The Corporate Governance page of our website lists the current members of the Board. Shareholders or other parties interested in communicating with Norman Thomas Linebarger, our Presiding Director (who is the contact for those who wish to communicate with non-management Directors), or any other Director may do so by writing, in care of our Corporate Secretary, Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the Director or Directors specified in the communication.

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	69

QUESTIONS AND ANSWERS
Q:    Does the Company have a Chairman or a Presiding Director?
A:    We currently have a Chairman of the Board, who is also our President and Chief Executive Officer, and a Presiding Director of the Board. Our Corporate Governance Policy provides for a Presiding Director when the Chairman of the Board is not an independent Director.
Q:    How may I recommend a candidate to serve on the Board of Directors?
A:    Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chair of that Committee, in care of our Corporate Secretary, at the above address. To enable the Committee to consider a shareholder recommendation in connection with the 2025 Annual Meeting of Shareholders, we must receive the recommendation on or before December 6, 2024. Under the "Nominating and Corporate Governance Committee" section of this Proxy Statement, we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

70	HARLEY-DAVIDSON, INC. • 2024 PROXY STATEMENT

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Pursuant to the rules of the SEC, services that deliver our communications to shareholders who hold their stock through a broker, bank or other nominee may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K, and/or this Proxy Statement. We will deliver promptly, if you request orally or in writing, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K, and/or this Proxy Statement, then you may contact our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. You may also contact your broker, bank, or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K, and/or this Proxy Statement from their broker, bank, or other nominee may request delivery of a single copy by contacting their broker, bank, or other nominee, so long as the broker, bank, or other nominee has elected to household proxy materials.
By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Krause
Corporate Secretary
Milwaukee, Wisconsin
April 5, 2024

2024 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	71

HARLEY-DAVIDSON, INC.
ATTN: PAUL J. KRAUSE
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HOG2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V38249-P02064 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARLEY-DAVIDSON, INC.

The Board of Directors recommends you vote FOR all the nominees listed below.

	For All	Withhold All	For All Except
1. To elect nine directors to the Board of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Troy Alstead
02) Jared D. Dourdeville
03) James Duncan Farley, Jr.
04) Allan Golston
05) Sara Levinson
06) Norman Thomas Linebarger
07) Rafeh Masood
08) Maryrose Sylvester
09) Jochen Zeitz

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: By submitting your proxy, you authorize Paul Krause and Jonathan Root to use their discretion when voting upon any other matter that may properly come before the 2024 Annual Meeting to the extent authorized by Rule 14a-4(c) under the Securities Act of 1934, as amended.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The 2024 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held on Thursday, May 16, 2024, at 3:00 p.m. CDT, virtually via the Internet at www.virtualshareholdermeeting.com/HOG2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE MAY 16, 2024 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) Paul Krause and Jonathan Root, and each of them, as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of common stock of Harley-Davidson, Inc. held of record by the undersigned on March 22, 2024 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held at 3:00 p.m. CDT on May 16, 2024 and at any adjournment or postponement of the meeting ("Meeting"), hereby revoking any proxy previously provided.

Please reference the proxy statement for instructions on how to attend the Meeting and any adjournment or postponement thereof.

Without limiting the generality of this Proxy, Mr. Krause and Mr. Root are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any matter that may properly come before the Meeting to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends a vote FOR: (i) the listed director nominees (Proposal 1); (ii) approving, by advisory vote, the compensation of our Named Executive Officers (Proposal 2); and (iii) ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Your **Vote** Counts!

HARLEY-DAVIDSON, INC.

2024 Annual Meeting
Vote by May 15, 2024
11:59 p.m. ET

HARLEY-DAVIDSON, INC.
ATTN: PAUL J. KRAUSE
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

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SHAREHOLDERS MEETING NOTICE

Important Notice Regarding the Availability of Proxy Materials for the Harley-Davidson, Inc. Annual Shareholders Meeting to be held on Thursday, May 16, 2024 at 3:00 p.m. CDT.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on are located on the reverse side. Your vote is important!

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 22, 2024
Date: May 16, 2024 Time: 3:00 p.m. Central Time
Location: Meeting live via the Internet. Please visit:
www.virtualshareholdermeeting.com/HOG2024.

This communication is not a form of voting and only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Get informed before you vote

You are receiving this communication because you hold shares in the company named above. View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting them prior to May 2, 2024. If you would like to request a copy of the material(s) for this and/or future shareholders meetings, you may (1) visit www.proxyvote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting

May 16, 2024
3:00 p.m. Central Time

Virtually at:
www.virtualshareholdermeeting.com/HOG2024

The 2024 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held on Thursday, May 16, 2024 at 3:00 p.m. CDT, virtually via the Internet at www.virtualshareholdermeeting.com/HOG2024.

V2.0

Vote at www.ProxyVote.com

SHAREHOLDERS MEETING NOTICE

THIS IS NOT A VOTABLE BALLOT

To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. During the Annual Meeting, a list of our shareholders maintained under Wisconsin law will be available for viewing by shareholders at www.virtualshareholdermeeting.com/HOG2024.

This is an overview of the proposals being presented at the upcoming shareholders meeting. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

Voting Items	Board Recommends
1. To elect nine directors to the Board of Directors **Nominees:** 01) Troy Alstead 02) Jared D. Dourdeville 03) James Duncan Farley, Jr. 04) Allan Golston 05) Sara Levinson 06) Norman Thomas Linebarger 07) Rafeh Masood 08) Maryrose Sylvester 09) Jochen Zeitz	For
2. To approve, by advisory vote, the compensation of our Named Executive Officers.	For
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	For

NOTE: By submitting your proxy, you authorize Paul Krause and Jonathan Root to use their discretion when voting upon any other matter that may properly come before the 2024 Annual Meeting to the extent authorized by Rule 14a-4(c) under the Securities Act of 1934, as amended.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”.

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